Exhibit 10.4

AMENDED AND RESTATED

FRANCHISE AGREEMENT

Between

THE CITY OF NEW YORK

and

METROMEDIA FIBER NETWORK NYC, INC.

Franchise for Local High-Capacity
Telecommunications Services

Dated February 28, 2000

TABLE OF CONTENTS

Page

APPENDICES

THIS *AGREEMENT*, dated as of the 28th day of **February, 2000** (the "Effective Date"), is by and between **THE CITY OF NEW YORK** (as defined in Section 1 hereof, the "City") and **METROMEDIA FIBER NETWORK NYC, INC.**, whose principal place of business is located 1 North Lexington Avenue, White Plains New York 10601 (as defined in Section 1 hereof, the "Company"), (each, a "party" and collectively, the "parties").

W I T N E S S E T H:

WHEREAS the City and National Fiber Network, Inc. ("NFN") previously entered into a franchise agreement (as amended, the "Original Agreement") dated as of the 20th day of December, 1993 (the "Original Agreement Date") pursuant to which NFN was granted a franchise to install cable, wire, fiber optic telecommunications cable or other transmission medium that may be used in lieu of cable, wire or fiber optic telecommunications cable for the same purposes and related equipment and facilities on, over, and under the City's Inalienable Property to be used in providing Telecommunications Services;

WHEREAS NFN transferred the Original Agreement to the Company as permitted by a resolution passed by the New York City Franchise and Concession Review Committee (as defined in Section 1 hereof, the "FCRC") on September 10, 1997 (Cal. No. 3);

WHEREAS, the City and the Company wish to amend and restate the Original Agreement to reflect certain additional developments and to incorporate the parties' understanding with respect to the System and the Services, and to replace the Original Agreement with this Agreement;

WHEREAS, the New York City Department of Information Technology and Telecommunication (as defined in Section 1 hereof, "DoITT"), on behalf of the City, has the authority to grant franchises involving the occupation or use of the Inalienable Property (as defined in Section 1 hereof) of the City in connection with the provision of Telecommunications Services (as defined in Section 1 hereof), including renewals thereof; and

WHEREAS, the Company had submitted to DoITT its proposal in response to a Request for Proposals issued by DoITT pursuant to Resolution No. 404 (adopted by the New York City Council on March 26, 1992); and

WHEREAS, on February 7, 2000 the FCRC held a public hearing on the Company's petition for an amended and restated franchise to install cable, wire, fiber optic telecommunications cable or other transmission medium that may be used in lieu of cable, wire or fiber optic telecommunications cable for the same purposes and related equipment and facilities on, over, and under the City's Inalienable Property to be used in providing Telecommunications Services, which was a full public proceeding affording due process in compliance with the requirements of Chapter 14 of the City Charter; and

WHEREAS, at said hearing, the FCRC reviewed the Company's financial, legal and technical ability to carry out its obligations pursuant to this Agreement; reviewed the Company's plan for constructing, operating, maintaining and upgrading the System (as defined in Section 1 hereof); and determined that this Agreement granting the Company a nonexclusive franchise complies with all applicable City laws and regulations; and

WHEREAS, DoITT has reviewed the proposed action under the New York State Environmental Quality Act ("SEQRA") (Section 8-010 et. seq.) of the New York State Environmental Conservations Law), the SEQRA regulations set forth at Part 617 of Title 6 of the New York Code of Rules and Regulations, and the City Environmental Quality Review ("CEQR") process (Chapter 5 of Title 62 and Chapter 6 of Title 42 of the Rules of the City of New York) and determined that this action is properly classified as a "Type II" action thereunder; and

WHEREAS, the New York City Department of City Planning determined, as evidenced in its letter dated April 23, 1992, that the proposed franchise would have no land use impacts and that review pursuant to Section 197c of the New York City Charter (the "City Charter") would not be necessary; and

WHEREAS, the City intends to exercise the full scope of its municipal powers, including both its police power and contracting authority, to promote the public interest, to enhance the health, welfare and safety of the public, and to stimulate commerce by assuring the widespread availability of reliable high-capacity telecommunications services; and, in pursuit of these goals, among other purposes, desires to maximize the availability of such Telecommunications Services and to develop innovative uses by the City and its institutions of such Services.

NOW, THEREFORE, in consideration of the foregoing clauses, which clauses are hereby made a part of this Agreement, the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties hereby covenant and agree as follows:

SECTION 1 -- DEFINED TERMS

For purposes of this Agreement, the following terms, phrases, words, and their derivatives shall have the meanings set forth in this Section, unless the context clearly indicates that another meaning is intended.

1.1 "Affiliated Person" means each Person who falls into one or more of the following categories: (i) each Person having, directly or indirectly, a Controlling Interest in the Company; (ii) each Person in which the Company has, directly or indirectly, a Controlling Interest; (iii) each officer, director, general partner, limited partner holding an interest of ten percent (10%) or more, joint venturer or joint venture partner of the Company; and (iv) each Person, directly or indirectly, controlling, controlled by or under common Control with the Company; provided that "Affiliated Person" shall in no event mean the City, any limited partner holding an interest of less than ten percent (10%) of the Company or any creditor of the Company solely by virtue of its status as a creditor and which is not otherwise an Affiliated Person.

1.2 "Agreement" means this agreement, together with the Appendices attached hereto and all amendments, modifications or renewals hereof or thereof.

1.3 "City" means the City of New York or, as appropriate in the case of specific provisions of this Agreement, any board, bureau, authority, agency, commission, department or any other entity of the City of New York, or any authorized officer, official, employee or agent thereof, or any successor thereto.

1.4 "Commissioner" means the Commissioner of DoITT, or his or her designee, or any successor in function to the Commissioner.

1.5 "Company" means METROMEDIA FIBER NETWORK NYC, INC., a corporation organized and existing under the laws of the State of Delaware and authorized to do business as a corporation in the State of New York, whose principal place of business is located at 1 North Lexington Avenue, White Plains New York 10601.

1.6 "Comptroller" means the Comptroller of the City, the Comptroller's designee, or any successor in function to the Comptroller.

1.7 "Control" of or "Controlling Interest" in a Person means actual working control in whatever manner exercised, including, without limitation, working control through ownership, management, debt instruments or negative control, as the case may be, of such Person. A rebuttable presumption of the existence of Control of or a Controlling Interest in a Person shall arise from the beneficial ownership, directly or indirectly, by any Person, or group of Persons acting in concert, of more than ten percent (10%) of such Person (which Person or group of Persons is hereinafter referred to as "Controlling Person"). "Control" or "Controlling Interest" as used herein may be held simultaneously by more than one Person or group of Persons.

1.8 "Customer" means any Person lawfully receiving any Service provided by the Company by means of the System.

1.9 "DOITT" means the Department of Information Technology and Telecommunications of the City of New York, or any successor thereto[1].

1.10 "Effective Date" means the date this Agreement is fully executed and delivered by the City and the Company.

1.11 "FCC" means the Federal Communications Commission, or any successor thereto.

1.12 "FCRC" means the Franchise and Concession Review Committee of the City of New York, or any successor thereto.

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[1] Fomerly the Department of Telecommunications and Energy ("DTE").

1.13 "Fiber" means fiber optic telecommunications cable or other transmission medium that may be used in lieu thereof for the same purposes.

1.14 "Franchise Area" means the City of New York, unless a smaller area is depicted in Appendix A to this Agreement.

1.15 "Gross Revenue" shall include all revenue, as determined in accordance with generally accepted accounting principles, that is received directly or indirectly by the Company or by any Affiliated Person from or in connection with any Telecommunications Services provided in accordance with this Agreement which originate in and/or terminate in the City (which shall include a proportional allocation, which allocation shall be fair and equitable, of revenues received by, or that should have been received by, the Company, any Affiliated Person or any other Person for Service utilizing any part of the System, provided, however, that such proportional allocation shall in no case be less than the fair market value for such Service). The Company shall, within two years following the Effective Date, submit to the City for the City's review and approval the method by which such allocation is to be made, and such approval by the City shall not be unreasonably withheld. If the City's decision becomes subject to court review, the court shall undertake its review consistent with the standards established in this Section 1.15. The revenues described in this paragraph shall include, without limitation, the value of any free Services provided by the Company (provided, however, that the value of any free Service provided hereunder to the City pursuant to Section 7.1.1(b) or Appendix E or to any other governmental entity shall not constitute Gross Revenue); the fair market value of any nonmonetary transactions between the Company and any Person other than an Affiliated Person, but not less than the customary prices paid in connection with equivalent transactions, viewing all components of the transactions taken as a whole; the fair market value of any nonmonetary transactions between the Company and any Affiliated Person but not less than the customary prices paid in connection with equivalent transactions, considering the entirety of all transactions taken as a whole, conducted with Persons who are not Affiliated Persons; and any revenue received by the Company or by any Affiliated Person, as reasonably determined from time to time by the City, through any means which is intended to have the effect of evading the payment of compensation that would otherwise be paid to the City for the franchise granted herein. Gross Revenue shall also include revenue derived from the sale or lease of equipment and/or facilities provided by the Company or any Affiliated Person if such facilities and/or equipment are required for and integrated with the Services provided by the Company within the Franchise Area, except that Gross Revenue shall not include revenue from the sale of customer equipment that is readily available for sale in the consumer retail market. Gross Revenue shall not include: (i) actual payments received from interconnecting telecommunications service providers outside the boundaries of New York City, for services provided outside the boundaries of New York City; (ii) taxes collected to pay to legitimate taxing authorities; (iii) any revenues that are already included in the calculation of franchise fees payable to the City under any other franchise agreement between (a) the City and (b) the Company or any Affiliated Person, provided that any services other than a "cable system" as defined in the Cable Communications Policy Act of 1984 as amended 47 U.S.C. § 522 et seq., and/or "mobile telecommunications services" as defined in the authorizing resolution adopted by the Council on August 11, 1999 (Resolution 957) shall be considered to be provided under the franchise granted herein; (iv) any free Services required by this Agreement; (v) the revenue of any Person (including, without limitation, a supplier of services) to the extent that such revenue is also included in Gross Revenue of the Company; (vi)

the revenue of the Company or any Affiliated Person received directly from the sale of any merchandise, goods or other non-Telecommunications Services that are sold through any Service distributed over the System (other than that portion of such revenue which represents or can be attributed to a customer fee or other payment for the use of the System for the sale of such merchandise, goods or non-Telecommunications Services, which portion shall be included in Gross Revenue), provided, however, that the foregoing exclusion from Gross Revenue shall in no way be deemed to exclude from Gross Revenue any revenue derived from the sale or lease of equipment and/or facilities provided by the Company or any Affiliated Person if such facilities and/or equipment are required for and integrated with the Services provided by the Company; (vii) investment income; (viii) the revenue of any Affiliated Person which represents standard and reasonable amounts paid by the Company to the Affiliated Person for ordinary and necessary business expenses of the Company, including, without limitation, professional service fees and insurance or bond premiums; (ix) advertising commissions deducted by advertising agencies before advertising revenues are paid over to the Company; (x) any amount billed to customers and collected by the Company or any Affiliated Person on behalf of any non-Affiliated Person who is a telecommunications provider for services provided by such provider to such customers, where such amount is passed through in its entirety by the Company or Affiliated Person to such provider; (xi) the value of any use of the System by the Company or any Affiliated Person for wholly internal administrative purposes, including the distribution of cable programming from one Affiliated Person to another Affiliated Person, provided that such Affiliated Persons are substantially owned by the Company or its parent; (xii) to the extent consistent with generally accepted accounting principles, consistently applied, bad debt write-offs; and (xiii) the value of short-term promotional Services with respect to the Gross Revenue from customers receiving "resold" service (as opposed to "facilities-based" service), Gross Revenue shall be reduced by the amounts paid by the Company to the independent third party owner of the facility (or facilities) through which such customers are being served, for such facilities, services and equipment as are necessary to provide the resold services to such customers (such amounts paid may include (if applicable under the circumstances) for example, and without limitation, monthly service charges, non-recurring charges, local and itemized call charges, enhanced service fees, directory assistance fees and surcharges. For purposes of this Agreement "resold services" shall include the sale of services by the Company using the fiber or other transmission facilities of any independent third party.

1.16 "Inalienable Property" means the rights of the City in and to its waterfront, ferries, wharf property, bridges, land under water, public landings, wharves, docks, streets, avenues, highways, parks, waters, waterways and all other public places.

1.17 "Initial Backbone" means the backbone depicted in Appendix C to this Agreement.

1.18 "Mayor" means the chief executive officer of the City, the Mayor's designee, or any successor to the executive powers of the present Mayor.

1.19 "Original Agreement" and "Original Agreement Date" have the meanings set forth in the first paragraph of the preamble to this Agreement.

1.20 "Person" means any natural person or any association, firm, partnership, joint venture, corporation, or other legally recognized entity, whether for profit or not for profit, but shall not mean the City.

1.21 "PSC" means the New York State Public Service Commission, or any successor thereto.

1.22 (a) "Service" or "Telecommunications Service(s)" means any telecommunications services provided by the Company within the Franchise Area which the Company is authorized to provide under applicable federal, state and local law, and any equipment and/or facilities required for and integrated with the Services provided by the Company within the Franchise Area except as excluded in paragraphs (b) or (c) (i) below.

(b) "Service" or "Telecommunications Service(s)" do not include (i) a "cable service" as defined in the Cable Communications Policy Act of 1984, (47 U.S.C. §522 et seq.). (ii) "mobile telecommunications services" as defined in the authorizing resolution adopted by the New York City Council on July 19, 1994 (Resolution No. 438), and (iii) the installation or operation of public pay telephones as defined in the authorizing resolution adopted by the New York City Council on March 25, 1997 (Resolution No. 2248), (iv) other telecommunications activities requiring the installation or operation of street furniture or (v) open video service as described in 47 U.S.C. §573.

(c) (i) "Service" or "Telecommunications Service(s)" shall not include the providing or leasing of Fiber capacity by the Company to either (x) any related entity providing "mobile telecommunications services" or (y) any related or unrelated entity providing "cable service" (as defined in 47 U.S.C. §522) unless such entity has a franchise from the City for the provision of "mobile telecommunications services", "cable service" or an agreement to provide an open video system (as described in 47 U.S.C. and in the rules and regulations promulgated thereunder).

(ii) "Service" or "Telecommunications Service(s)" shall include the providing or leasing of Fiber capacity by the Company to any unrelated entity providing "mobile telecommunications services".

(d) For purposes of this definition, a related entity is an entity (i) which, directly or indirectly, owns a beneficial interest of 10% or more in the Company, or (ii) in which the Company, directly or indirectly, owns a beneficial interest of 10% or more, or (iii) which shares with the Company, directly or indirectly, a common owner of a beneficial interest of 10% or more in each, or (iv) which is an Affiliated Person, or (v) which is otherwise related to the Company in a manner similar, or to an extent comparable, to the relationships described in the preceding clauses (i) through (iv).

(e) For the purposes of this definition, an unrelated entity means an entity which is not a related entity.

1.23 "Signal" means any transmission of electronic, electrical or radio frequency energy or optical information.

1.24 "System" or "Telecommunications System" means the telecommunications system which is to be constructed, operated and maintained by the Company pursuant to this Agreement, including, without limitation, all real property and interests in real property, all tangible and intangible personal property, buildings, offices, furniture, Customer lists, cables, wires, optical fibers, amplifiers and all other electronic devices, equipment and facilities used in connection therewith and all rights, contracts and understandings with regard to any matter related thereto.

SECTION 2 -- GRANT OF AUTHORITY

2.1 Term

This Agreement, and the franchise granted hereunder, shall commence upon the Effective Date, and shall continue for a period of fifteen (15) years from the Original Agreement Date, unless this Agreement is earlier terminated upon the earliest to occur of: (a) a revocation of the franchise, as provided by Section 11.3 hereof, or (b) the expiration of the term of the franchise by acceleration, or otherwise. The period of time that this Agreement remains in effect is herein referred to as the "Term."

2.2 Conditions to Execution

2.2.1 Certain Actions by the Company Before Execution

Prior to the execution of this Agreement, the Company has satisfied certain conditions to the City's execution of this Agreement by delivering to DoITT the following: (a) evidence that it has deposited with the Comptroller the Performance Bond/Security Fund required pursuant to Section 5.8 hereof; (b) a certificate of liability insurance, pursuant to Section 10.2 hereof, with a copy to the Comptroller; (c) an opinion of the Company's counsel dated as of the Effective Date opining that this Agreement has been duly authorized, executed and delivered by the Company and is a binding obligation of the Company and opining as to such other matters as the City has requested; (d) the questionnaires required in connection with the City's Vendor Information Exchange System ("VENDEX"); (e) evidence that the Company has paid the initial portion of its pro rata share of the City's franchising costs pursuant to Section 7.2.1 herein; and (f) certified copies of the Company's organizational and governing documents, as amended to date, pursuant to Section 13.6.1 herein.

2.2.2 Vendex

Favorable completion of the City's appropriate review in connection with Vendex shall be a condition to the City's execution of this Agreement.

2.3 Nature of Franchise, Effect of Termination and Renewal

2.3.1 Nature of Franchise.

(a) The City hereby grants the Company, subject to the terms and conditions of this Agreement, a nonexclusive franchise providing the right and consent to

install, operate, repair, maintain, remove and replace cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes and related equipment and facilities on, over and under the Inalienable Property of the City in order to provide Telecommunications Services which originate and/or terminate in or transit the Franchise Area.

(b) The Telecommunications Services the Company intends (as of the Effective Date) to offer and the Telecommunications Systems the Company intends (as of the Effective Date) to construct, operate and maintain, are set forth on Appendix D to this Agreement.

(c) Before offering or providing any Telecommunications Services pursuant to this franchise, the Company shall obtain any and all regulatory approvals, permits, authorizations or licenses for the offering or provision of such Telecommunications Services from the appropriate federal, state and local authorities, if required, and shall submit to DoITT upon the written request of the City evidence of all such approvals, permits, authorizations or licenses.

2.3.2 Effect of Termination

Upon termination of this Agreement, the franchise shall expire; all rights of the Company in the franchise shall cease, with no value allocable to the franchise itself; and the rights of the City and the Company to the System, or any part thereof, shall be determined as provided in Sections 11.3 through 11.6 hereof. The termination of this Agreement and the franchise granted hereunder shall not, for any reason, operate as a waiver or release of any obligation of the Company or any other Person, as applicable, for any liability (i) pursuant to Section 10.1 hereof, which arose or arises out of any act or failure to act required hereunder prior to the termination; (ii) which exists pursuant to Sections 7, "Compensation," 8.7.2, "Right of Inspection," 11.3 through 11.6, "Termination," 13.14, "Governing Law," and 13.17, "Claims under Agreement," hereof; and (iii) to maintain in full force and effect the Performance Bond/Security Fund and coverage under the liability insurance policies required under and in accordance with Sections 5.8 and 10.2 hereof.

2.3.3 Renewal

This Agreement does not grant to the Company any right to renewal of this Agreement or the franchise granted hereunder, and there shall be no such right. The Company may submit a written petition to the City to renew this Agreement and the franchise granted hereunder not later than twelve (12) months nor more than eighteen (18) months before the expiration of the Term. Nonetheless, the City shall not be obligated to renew this Agreement or the franchise granted hereunder.

2.4 Conditions and Limitations on Franchise

2.4.1 Not Exclusive

Nothing in this Agreement shall affect the right of the City to grant to any Person a franchise, consent or right to occupy and use Inalienable Property of the City, or any

part thereof, for the construction, operation and/or maintenance of a system to provide telecommunications services in the City for any purpose, or the right of the City to construct, operate and/or maintain a system to provide telecommunications services in the City or to acquire and operate the System pursuant to this Agreement, except that the City shall not use any Services, equipment, cable, wire, Fiber or other transmission medium provided by the Company pursuant to this Agreement to sell to non-governmental entities in competition with the Company.

2.4.2 Construction of System.

(a) The Company is authorized to install the System, including cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes, or related equipment and facilities at any location on, over or under the Inalienable Property of the City within the Franchise Area at any time during the Term, without further approval of DoITT, subject to the terms and conditions of this Agreement. The Company shall use its best efforts to coordinate its construction schedule with the appropriate City agencies, including, without limitation, the appropriate Borough Engineer and the Office of Construction, to minimize unnecessary disruption.

(b) The Company agrees to commence construction of the Initial Backbone as soon as feasible after the Original Agreement Date and in any event no later than six (6) months after the Original Agreement Date, subject to the timely issuance of necessary permits and licenses, which will be diligently pursued by the Company. The Company agrees to substantially complete the installation of the Initial Bac'' twenty-four (24) months after the date of commencement of construction o Backbone, subject to the timely issuance of necessary permits and licenses, diligently pursued by the Company.

(c) The Company shall obtain all construction, building permits or approvals necessary before installing such cable, wire, Fiber or o transmission medium that may be used in lieu of cable, wire or Fiber for the purposes, or related equipment and facilities. The Company shall provide c such permits and approvals to DoITT upon request.

2.4.3 Public Works and Improvements

Nothing in this Agreement shall abrogate the right of the Cit any public works or public improvements of any description. In the event that the S interferes with the construction, operation, maintenance, repair or removal of such p or public improvements, the Company shall, at its own cost and expense (unless dedicated funds have been provided to the City specifically for such purpose), upon reasonable notice from the City, promptly protect or alter or relocate the System, or any part thereof, as directed by the City. In the event that the Company refuses or neglects to so protect, alter or relocate all or part of the System, the City shall have the right, upon notice by the City, to break through, remove, alter, or relocate all or any part of the System without any liability to the Company, and the Company shall pay to the City the costs incurred in connection with such breaking through, removal, alteration, or relocation.

2.4.4 No Waiver

Nothing in this Agreement shall be construed as a waiver of any codes, ordinances or regulations of the City or of the City's right to require the Company or Persons utilizing the System to secure the appropriate permits or authorizations for such use, provided that no fee or charge may be imposed upon the Company for any such permit or authorization, other than the standard fees or charges generally applicable to all Persons for such permits or authorizations. Any such standard fee or charge shall not be an offset against the compensation the Company is required to pay to the City pursuant to Section 7 of this Agreement.

2.4.5 No Release

Nothing in this Agreement shall be construed as a waiver or release of the rights of the City in and to the Inalienable Property of the City. In the event that all or part of the Inalienable Property within the Franchise Area is eliminated, discontinued, closed or demapped, all rights and privileges granted pursuant to this Agreement with respect to said Inalienable Property, or any part thereof so eliminated, discontinued, closed or demapped, shall cease upon the effective date of such elimination, discontinuance, closing or demapping. If said elimination, discontinuance, closing or demapping is undertaken for the benefit of any private Person, the City shall make reasonable efforts to condition its consent to said elimination, discontinuance, closing or demapping on the agreement of said private Person to (i) grant the Company the right to continue to occupy and use said Inalienable Property or (ii) reimburse the Company for the reasonable costs of relocating the affected part of the System.

2.5 Renegotiation of Agreement

(a) Each party shall have the right, any one time following the date seven (7) years after the Original Agreement Date and upon six (6) months notice to the other party, to require the renegotiation of the terms of Sections 7 and 8 hereof based on changes in technological, legal, regulatory or market conditions that have occurred since the Effective Date, provided, however, that any renegotiated terms shall apply only prospectively to any contracts entered into by the Company with customers following the effective date of the renegotiated terms. The parties shall, during renegotiation of said Sections under this Section 2.5, negotiate in good faith.

(b) If, despite such good faith negotiations, the parties fail to reach an agreement that is reasonably acceptable to both parties within a reasonable period, then either party shall have the right, by notice to the other, that the term of this Agreement and the franchise granted hereunder shall be accelerated and shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date.

(c) The parties' rights pursuant to this Section 2.5 shall be cumulative and shall be in addition to and not in derogation of all other rights reserved under other provisions of this Agreement.

SECTION 3 -- SERVICE

3.1 No Interference

In the operation of the System, the Company shall not interfere with the technical operation of any other telecommunications system in the City.

3.2 No Monopoly

If, at any time during the Term, it is finally determined by a court of competent jurisdiction (not subject to further appeal) that the distribution or provision of any Service in the Franchise Area by the Company or any Affiliated Person, or any other action in connection with the operation of the System, has tended to create or has created a monopoly or a restraint of trade in violation of law, such determination shall be deemed to be an Event of Default under this Agreement. In such event, in addition to pursuing any of the actions set forth in Section 11.2 hereof, DoITT may issue a directive to correct such conditions, consistent with this Agreement and the determination of the court, without following the procedural requirements of Sections 11.2.2 and 11.2.3 hereof.

3.3 No Discrimination

The Company shall not discriminate in the provision of Services on the basis of race, creed, color, national origin, sex, age, handicap, marital status, or real or perceived sexual orientation.

3.4 Service

The Company agrees to market its Services on the System throughout the Term. In the event the Company, with the consent of the City, sells or otherwise transfers the System or Control thereof to any Person, the City or the City's assignee, or in the event the franchise terminates, the Company shall transfer the System in an orderly manner in order to maintain continuity of Service to the City and to other Customers.

SECTION 4 -- TARIFF FILINGS

4.1 Tariffs

The Company shall from time to time at the reasonable request of the City provide the City with a copy of any tariff filed by the Company with respect to any services offered in the Franchise Area and provide a reasonable response to any City request for an explanation of the nature or applicability of such tariff.

SECTION 5 -- CONSTRUCTION AND TECHNICAL REQUIREMENTS

5.1 General Requirement

The Company agrees to comply with each of the terms set forth in this Section governing construction and technical requirements for its System, in addition to any other requirements or procedures specified by the Commissioner and which are not inconsistent with any express provision of this Agreement.

5.2 Quality

All work involved in the construction. operation, maintenance, repair. upgrade and removal of the System shall be performed in a safe, thorough and reliable manner using materials of good and durable quality. If, at any time. it is reasonably determined by the City or any other agency or authority of competent jurisdiction that any part of the System. including, without limitation, any means used to distribute Signals over or within the System, is harmful to the public health or safety, then the Company shall, at its own cost and expense, take all steps necessary to correct all such conditions.

5.3 Licenses and Permits

The Company shall have the sole responsibility for diligently obtaining, at its own cost and expense, all permits, licenses or other forms of approval or authorization necessary to construct, operate, maintain, upgrade or repair the System, including but not limited to any necessary approvals from Persons to use private property, easements, poles and conduits. The Company shall obtain any required permit, license, approval or authorization prior to the commencement of the activity for which the permit. license, approval or authorization is required.

5.4 Relocation of the System

5.4.1 New Grades or Lines

If the grades or lines of any Inalienable Property within the Franchise Area are changed at any time during the Term in a manner affecting the System, then the Company shall, at its own cost and expense, and upon reasonable notice by the City, promptly protect or promptly alter or relocate the System, or part thereof, so as to conform with such new grades or lines. In the event that the Company unreasonably refuses or neglects to so protect, alter or relocate all or part of the System, the City shall have the right to break through, remove, alter or relocate such part of the System without any liability to the Company, and the Company shall pay to the City the costs incurred in connection with such breaking through, removal, alteration or relocation.

5.4.2 City Authority to Move Wires

The City may, at any time, in case of fire, disaster or other emergency, as determined by the City in its reasonable discretion, cut or move any other optical fibers, wires, cable, amplifiers, appliances or other parts of the System on, over or under the Inalienable

Property of the City, in which event the City shall not be liable therefor to the Company. The City shall notify the Company in writing prior to, if practicable, but in any event as soon as possible and in no case later than the next business day following any action taken under this Section 5.4.2.

5.4.3 Company Required to Move Wires

The Company shall, upon prior written notice by the City or any Person holding a permit to move any structure, and within the time that is reasonable under the circumstances, temporarily move its wires to permit the moving of said structure. The Company may impose a reasonable charge on any Person other than the City for any such movement of its wires.

5.5 Protect Structures

In connection with the construction, operation, maintenance, repair, upgrade or removal of the System, the Company shall, at its own cost and expense, protect any and all existing structures belonging to the City and all designated landmarks, as well as all other structures within any designated landmark district. The Company shall obtain the prior approval of the City before altering any water main, sewerage or drainage system, or any other municipal structure on, over or under the Inalienable Property of the City required because of the presence of the System. Any such alteration shall be made by the Company, at its own cost and expense and in a manner prescribed by the City. The Company agrees that it shall be liable, at its own cost and expense, to replace or repair and restore to its prior condition in a manner as may be reasonably specified by the City, any municipal structure or any other Inalienable Property of the City involved in the construction, operation, maintenance, repair, upgrade or removal of the System that may become disturbed or damaged as a result of any work thereon by or on behalf of the Company pursuant to this Agreement.

5.6 No Obstruction

In connection with the construction, operation, maintenance, upgrade, repair or removal of the System, the Company shall not unreasonably obstruct the Inalienable Property of the City, subways, railways, passenger travel, river navigation, or other traffic to, from or within the Franchise Area without the prior consent of the appropriate authorities.

5.7 Safety Precautions

The Company shall, at its own cost and expense, undertake all necessary and appropriate efforts to prevent accidents at its work sites, including the placing and maintenance of proper guards, fences, barricades, security personnel and suitable and sufficient lighting.

5.8 Performance Bond/Security Fund

5.8.1 General Requirement

Prior to the execution of this Agreement, the Company shall have deposited with the Comptroller an irrevocable, unconditional letter of credit and surety bond

which together total two million dollars ($2,000,000). Such $2,000,000 constitutes the Company's Performance Bond/Security Fund. A minimum of one million dollars ($1,000,000) of this amount shall be in the form of a surety bond, and the Company may, at its discretion, further increase the proportion of the Performance Bond/Security Fund that is in the form of a surety bond so long as at least two hundred fifty thousand dollars ($250,000) of the Performance Bond/Security Fund remains in the form of a letter of credit. The total amount of the Performance Bond/Security Fund may be reduced to one million dollars ($1,000,000), which must consist of at least a two hundred fifty thousand dollar ($250,000) letter of credit, following the date 30 days after completion by the Company of the Initial Backbone. Throughout the Term, and for one hundred twenty (120) days thereafter, unless the City notifies the Company that a reasonable longer period shall apply, the Company shall maintain the Performance Bond/Security Fund in the amount specified in this Section 5.8. At any time during the Term, the City may, acting reasonably, require the Company to increase the amount of the Performance Bond/Security Fund if it finds that new risk factors exist, such as an increase in the amount of compensation payments to be made pursuant to Section 7.1 hereof or the failure of the Company to perform any of its obligations pursuant to this Agreement, which reasonably necessitate an increase in the amount of the Performance Bond/Security Fund.

5.8.2 Indemnification

The Performance Bond/Security Fund shall indemnify the City, up to the full face amount of the Performance Bond/Security Fund, for: (i) the cost to continue any construction of the portion of the System being constructed for the City pursuant to Section 7.1.1(b) herein and Appendix E hereof; (ii) the cost of maintaining operation of the System following a termination of this Agreement as a result of a default by the Company, pursuant to Section 11.3 hereof, in excess of all net revenue actually received through the continued operation of the System during said period; (iii) any loss or damage to any municipal structure or other Inalienable Property of the City during the course of any construction of the System; (iv) any other costs, or loss or damage actually incurred by the City as a result of the Company's failure to perform its obligations pursuant to this Agreement; and (v) the removal of all or any part of the System from the Inalienable Property of the City, as authorized by this Agreement.

5.8.3 Other Purposes

The Performance Bond/Security Fund shall also serve as security for:

(a) the faithful performance by the Company of all terms, conditions and obligations of this Agreement;

(b) any expenditure, damage, or loss incurred by the City occasioned by the Company's failure to comply with all rules, regulations, orders, permits and other directives of the City and the Commissioner issued pursuant to this Agreement;

(c) payment of compensation set forth in Section 7 hereof;

(d) the payment of premiums for the liability insurance required pursuant to Section 10 hereof;

(e) the removal of the System from the Inalienable Property of the City at the termination of the Agreement, at the election of the City, pursuant to Section 11.4 hereof;

(f) the payment to the City of any amounts for which the Company is liable pursuant to Section 10.1.1 hereof which are not paid by the Company's insurance;

(g) the payment of any other amounts which become due to the City pursuant to this Agreement or law;

(h) the timely renewal of the letter of credit that constitutes the Performance Bond/Security Fund; and

(i) any costs, losses or damages incurred by the City as a result of a default of the Company's obligations under this Agreement.

1.1.4 Withdrawals from the Performance Bond/Security Fund

In accordance with the procedures set forth in Sections 5.8.5, 11.2 and 11.3, the Comptroller, upon the direction of the Commissioner, may make withdrawals from the Performance Bond/Security Fund and pay to the City such amounts for the satisfaction of obligations under Section 5.8.2 hereof, or for the purposes specified in Section 5.8.3 hereof. Withdrawals from the Performance Bond/Security Fund shall not be deemed a cure of the default(s) that led to such withdrawals. The City may not seek recourse against the Performance Bond/Security Fund for any costs or damages for which the City has previously been compensated through a withdrawal from the Performance Bond/Security Fund or otherwise by the Company.

5.8.5 Notice of Withdrawals

Within one (1) week after any withdrawals from the Performance Bond/Security Fund, the Comptroller shall notify the Company of the date and amount thereof, provided, however, that the City shall not make any withdrawals by reason of any breach for which the Company has not been given notice. The withdrawal of amounts from the Performance Bond/Security Fund shall constitute a credit against the amount of the applicable liability of the Company to the City but only to the extent of said withdrawal.

5.8.6 Replenishment

Within thirty (30) days after receipt of notice from the Comptroller that any amount has been withdrawn from the Performance Bond/Security Fund letter of credit, as provided in Section 5.8 hereof, the Company shall restore the Performance Bond/Security Fund to the amount specified in Section 5.8.1 hereof, provided that, if a court finally determines that said withdrawal by the City was improper, the City shall refund the improperly withdrawn amount to the Performance Bond/Security Fund or to the Company such that the balance in the Performance Bond/Security Fund shall not exceed the amount specified in Section 5.8.1 hereof. In case of such an improper withdrawal, the Company shall receive any interest accrued on the amount improperly withdrawn from the time of withdrawal to the time of refund to the Fund. If

the Company has not made the required restoration to the Performance Bond/Security Fund within such thirty (30) day period, interest on said amount shall accrue at the rate specified in Section 7.4 hereof, to commence at the completion of such 30-day period. The Comptroller may withdraw from the Performance Bond/Security Fund and pay to the City such interest periodically up to the date on which the Company makes the required principal payment, provided that the Company shall not be obligated to pay such interest with such principal payment to the extent such interest has been already withdrawn by the Comptroller.

5.8.7 Not a Limit on Liability

The obligation to perform and the liability of the Company pursuant to this Agreement shall not be limited by the acceptance of the Performance Bond/Security Fund required by this Section 5.8.

5.8.8 Form

The Performance Bond/Security Fund does, and any replacement bond shall, contain the following endorsement: "It is hereby understood and agreed that this bond may not be cancelled or not renewed by the surety nor the intention to cancel or not to renew be stated by the surety until ninety (90) days after completion of construction of the Initial Backbone and, notwithstanding the foregoing, shall in no case be cancelled or not renewed by the surety until at least ninety (90) days' written notice is given to the City of surety's intention to cancel or not renew this bond." Notwithstanding the preceding, the letter of credit portion of the Performance Bond/Security Fund shall not be cancelled or not renewed by the issuer until at least sixty (60) days' notice to the City of the issuer's intention to cancel or not renew the letter of credit.

SECTION 6 -- EMPLOYMENT AND PURCHASING

6.1 Right to Bargain Collectively

The Company agrees to recognize the right of its employees to bargain collectively through representatives of their own choosing in accordance with applicable law. The Company shall recognize and deal with the representatives duly designated or selected by a majority of its employees for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment or any other terms, conditions or privileges of employment. The Company shall not dominate, interfere with, participate in the management or control of, or give financial support to any union or association of its employees.

6.2 Local Preference

The Company shall, at its own cost and expense, develop and maintain a plan for the recruitment, education, training and employment of residents of the City, for the opportunities to be created by the construction, operation, marketing and maintenance of the System. Such recruitment activities shall include provisions for the posting of employment and training opportunities at appropriate City agencies responsible for encouraging employment of City residents. Such plan shall be designed so as to ensure the promotion of equal employment opportunity for all qualified Persons employed by, or seeking employment with, the Company.

Such plan shall be updated from time to time as the City deems reasonably necessary. The Company shall, throughout the Term, implement such plan, at its own cost and expense, by ensuring, to the maximum feasible extent, the recruitment, education, training, and employment of City residents.

6.3 City Vendors

To the maximum feasible extent, after taking into account price and quality considerations, the Company shall utilize vendors located in the City in connection with the construction, operation, marketing and maintenance of the System. The Company shall, after taking into account price and quality considerations, in the purchase of comparable materials, equipment, services or supplies of any nature, give effect to a preference for such items which are assembled, manufactured, or otherwise produced, in whole or in part, within the City.

6.4 Equal Employment Opportunity

The Company agrees to comply in all respects with the provisions of the Mayor's Executive Order No. 50 (April 25, 1980) (codified at Title 10 Sections 1-14 of the Rules of the City of New York) and City Administrative Code 6-108.1 (1984) and all rules and regulations promulgated thereunder (collectively, the "EEO Requirements"), as such EEO Requirements may be amended, modified or superseded throughout the Term. Notwithstanding that the EEO Requirements may not apply on their face to the Company as a franchisee of the City, the Company shall comply in all respects with the provisions of such EEO Requirements and successor and replacement laws, orders and regulations adopted following the Effective Date. As required by said Executive Order No. 50, the provisions of Sections 50.30 and 50.31 of the Final Rule implementing said Order are incorporated herein by this reference. The Company agrees to make a reasonable inquiry and to engage in reasonable compliance monitoring efforts with all unions to ensure that all contractors and subcontractors comply with the required contractual language in Section 6.5. The Company shall not contract with and shall discontinue any contract entered into after the Effective Date with any union, contractor or subcontractor that refuses to agree to or fails to comply with the contractual language in Section 6.5.

6.5 Local Law 33

The Company agrees to comply in all respects with the provisions of the Local Law 33 of 1997 and all rules or regulations promulgated thereunder, as such law and all rules or regulations may be amended, modified or succeeded throughout the Term. Notwithstanding that Local Law 33 may not apply on its face to the Company as a franchisee of the City, the Company shall comply in all respects with the provisions of such Law and rules or regulations and successor and replacement laws, and rules or regulations adopted following the Effective Date.

6.6 Enforcement

The Company shall take steps to ensure that the requirements of Section 6.4 hereof are adhered to by each union with which the Company deals, each officer, employee, agent, contractor or subcontractor of the Company, and each Person performing work pursuant to this Agreement with respect to the System for, on behalf of, or at the discretion of, the Company.

The requirements of Section 6.4 hereof shall apply to every contract relating to the System between the Company and: (i) any union; (ii) any contractor; (iii) any subcontractor; or (iv) any Person with which any of the foregoing Persons has a relationship in connection with any aspect of the System. To comply with the obligations of this Section 6.6, the Company shall include, in all contracts described in the foregoing sentence which are entered into following the Effective Date (which shall include any renewals, amendments and modifications of existing contracts), the following language, stating that such party: "has received a copy of Section 6 of a certain agreement by and between the City of New York and the Company dated as of _____, 2000, granting to the Company a nonexclusive franchise providing the right and consent to install cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes and related equipment and facilities on, over and under the Inalienable Property of the City within the Franchise Area to provide Telecommunications Services and agrees to comply with each term, condition and requirement of Section 6 of such agreement, which terms, conditions and requirements are deemed to be incorporated herein by this reference."

SECTION 7 -- COMPENSATION AND OTHER PAYMENTS

7.1 Compensation

7.1.1 Compensation

As compensation for the franchise, the Company shall have the following obligations:

(a) Franchise Fee. The Company's obligation to pay franchise fees shall commence on the Completion Date. For purposes of this Section 7.1, the Completion Date shall be the earlier of the date of completion of the Initial Backbone or the second anniversary of the Original Agreement Date. Commencing on the Completion Date, the Company shall pay to the City five percent (5%) of Gross Revenue each year during the Term.

During each year of the Term following the Completion Date, the Company's compensation payments pursuant to this Section 7.1.1(a) shall not be less than $200,000.00 (two hundred thousand dollars) per annum. Such minimum payment, however, shall be prorated if necessary to reflect a partial first or last year of the franchise. To the extent that the sum of all payments pursuant to this Section 7.1.1(a) with respect to any year is less than said minimum payment, then the Company's compensation payment to be made within forty-five (45) days of the last day of December of said year pursuant to Section 7.1.2 shall include an amount which brings the total amount paid with respect to said year up to said minimum payment.

(b) Services to City. The Company shall provide Services to the City, and observe its other obligations, as specified in Appendix E to this Agreement. The Company expressly acknowledges and agrees that neither the provision of Services to the City nor the satisfaction of other obligations specified in Appendix E to this Agreement

shall be chargeable against the franchisee fees to be paid to the City by the Company pursuant to Section 7.1.1(a) hereof.

7.1.2 Timing

(a) All payments made pursuant to Section 7.1.1(a) hereof shall be made on a quarterly basis within forty-five (45) days of the close of each calendar quarter. The Company shall in good faith estimate each quarterly payment based on anticipated revenues for that quarter.

(b) Within sixty (60) days following the end of the calendar year, the Company shall calculate the exact fee due to the City pursuant to Section 7.1.1(a) hereof for said calendar year. Should the total calculated franchise fee for the year exceed the estimated quarterly payments made by the Company for the year, the Company shall, within the 60-day period following the end of the calendar year, remit to the City any balance due. Should the estimated quarterly payments made by the Company for the year exceed the total calculated franchise fee for the year, the City will remit the overpayment within thirty (30) days following notice from the Company of the balance due.

(c) In no case shall the estimated quarterly payments to be paid pursuant to paragraph (a) of this Section 7.1.2 be less than one-fourth (1/4) of the total calculated franchise fee based on Section 7.1.1(a) hereof for the preceding calendar year.

7.1.3 Records and Audits

The Company shall keep comprehensive itemized records of all revenues received and of all Services provided, in sufficient detail to enable the City to determine whether all compensation owed to the City pursuant to Section 7.1 is being paid to the City.

7.1.4 Reservation of Rights

No acceptance of any compensation payment by the City shall be construed as an accord and satisfaction that the amount paid is in fact the correct amount, nor shall such acceptance of any payment be construed as a release of any claim that the City may have for further or additional sums payable under the provisions of this Agreement. All amounts paid shall be subject to audit and recomputation by the City.

7.1.5 Ordinary Business Expense

Nothing contained in this Section 7.1 or elsewhere in this Agreement is intended to prevent the Company from treating the compensation and other payments that it may pay pursuant to this Agreement as an ordinary expense of doing business and, accordingly, from deducting said payments from gross income in any City, state, or federal income tax return.

7.2 Other Payments

7.2.1 Franchising Costs

The Company has, prior to the execution of this Agreement, paid a portion of the Company's pro rata share of costs incurred by the City for the services of third parties (including, without limitation, attorneys and other consultants) in connection with the award of this franchise. Within thirty (30) days after receipt of an itemized and detailed invoice for services rendered, the Company shall pay to DoITT, or at the direction of the Commissioner to a third party, the Company's pro rata share of all remaining reasonable costs and expenses incurred by the City for the services of third parties (including, without limitation, attorneys and other consultants) in connection with the award of this franchise. The Company expressly agrees that the payments referred to in this Section 7.2.1 are in addition to and not in lieu of, and shall not be offset against, the compensation to be paid to the City by the Company pursuant to Section 7.1 hereof.

7.2.2 Future Costs

The Company shall pay to the City or to third parties, at the direction of the Commissioner, an amount equal to the reasonable costs and expenses which the City incurs for the services of third parties (including but not limited to attorneys and other consultants) in connection with any renewal or Company-initiated renegotiation, transfer, amendment or other modification of this Agreement or the franchise, provided, however, that in the case of renewal only, the parties shall agree upon a reasonable financial cap at the outset of negotiations. The Commissioner shall review the contested charges and the services rendered and shall reasonably determine whether such charges are reasonable for the services rendered. The Company expressly agrees that the payments made pursuant to this Section 7.2 are in addition to and not in lieu of, and shall not be offset against, the compensation to be paid to the City by the Company pursuant to Section 7.1 hereof.

7.3 No Credits or Deductions

(a) The Company expressly acknowledges and agrees that:

(i) The compensation and other payments to be made or Services to be provided pursuant to this Section 7 shall not be deemed to be in the nature of a tax, and shall be in addition to any and all taxes or other fees or charges which the Company or any Affiliated Person shall be required to pay to the City or to any state or federal agency or authority, all of which shall be separate and distinct obligations of the Company; and

(ii) The Company expressly relinquishes and waives its rights and the rights of any Affiliated Person to a deduction or other credit pursuant to Section 626 of the New York State Real Property Tax Law and any successor or amendment thereto, and to any subsequent law, rule, regulation, or order which would purport to permit any of the acts prohibited by this Section 7.3; and

(iii) Except as might be permitted by Section 7.1.5, the Company shall not, and shall not otherwise support any attempt by an Affiliated Person to make any claim for any deduction or other credit of all or any part of the amount of the compensation or other payments to be made or Services to be provided pursuant to this Agreement from or against any City or other governmental taxes of general applicability or other fees or charges which the Company or any Affiliated Person is required to pay to the City or other governmental agency; and

(iv) Except as might be permitted by Section 7.1.5, the Company shall not, and shall not otherwise support any attempt by an Affiliated Person to apply or seek to apply all or any part of the amount of the compensation or other payments to be made or Services to be provided pursuant to this Agreement as a deduction or other credit from or against any City or other government taxes of general applicability (other than income taxes) or other fees or charges, each of which shall be deemed to be separate and distinct obligations of the Company and the Affiliated Persons; and

(v) Except as might be permitted by Section 7.1.5, the Company shall not, and shall not otherwise support any attempt by an Affiliated Person to apply or seek to apply all or any part of the amount of any City or other governmental taxes or other fees or charges of general applicability as a deduction or other credit from or against any of the compensation or other payments to be made or Services to be provided pursuant to this Agreement, each of which shall be deemed to be separate and distinct obligations of the Company and the Affiliated Persons.

(b) In any situation where the Company believes the effect of this Section 7.3 is unduly harming, in a manner inconsistent with the intent of this Section 7.3, an Affiliated Person of the Company, the Company may petition the City for relief, and such relief shall not be unreasonably withheld.

7.4 Interest on Late Payments

In the event that any payment required by this Agreement is not actually received by the City on or before the applicable date fixed in this Agreement, interest thereon shall accrue from such date until received at a rate equal to the rate of interest then in effect charged by the City for late payments of real estate taxes.

7.5 Method of Payment

Except as provided elsewhere in this Agreement, all payments made by the Company to the City pursuant to this Agreement shall be made to the City's Department of Finance, with a copy to DoITT.

7.6 Continuing Obligation and Holdover

(a) In the event the Company continues to operate all or any part of the System after the Term, then the Company shall continue to comply with all applicable provisions of this Agreement, including, without limitation, all compensation and other payment provisions of this Agreement, throughout the period of such continued operation, provided that any such continued operation shall in no way be construed as a renewal or other extension of this Agreement or the franchise granted pursuant to this Agreement, nor as a limitation on the remedies, if any, available to the City as a result of such continued operation after the Term, including, but not limited to, damages and restitution.

(b) In the event this Agreement terminates for any reason whatsoever and the Company fails to cease providing Service over the System, the City, in addition to all other remedies available to it under this Agreement or by law, shall be entitled to receive all payments it is entitled to receive under this Agreement including, but not limited to, the compensation set forth in Section 7.

SECTION 8 -- OVERSIGHT AND REGULATION

8.1 Protection from Disclosure

To the extent permissible under applicable law, the City shall protect from disclosure any confidential, proprietary information submitted to the City under this Agreement or made available to the City pursuant to Sections 8.5, 8.7.1 and 8.7.2, provided that the Company notifies the City of, and clearly labels, the information which the Company deems to be confidential, proprietary information. Such notification and labeling shall be the sole responsibility of the Company.

8.2 Oversight

The City shall have the right to oversee, regulate and inspect periodically the construction, maintenance, operation and upgrade of the System, and any part thereof, in accordance with the provisions of this Agreement and applicable law. The Company shall establish and maintain managerial and operational records, standards, procedures and controls to enable the Company to prove, in reasonable detail, to the satisfaction of the City at all times throughout the Term, that the Company is in compliance with this Agreement. The Company shall retain such records for not less than six (6) years following their creation, and for such additional period as DoITT may direct.

8.3 Notification to City

(a) The Company shall, upon the request of the Commissioner, but no more frequently than once a year, provide DoITT with a report describing the Services offered and classes of customers served by the Company during the previous twelve months. Further, such report shall describe the Company's plans for the coming twelve months with regard to new Services that the Company reasonably anticipates might be

offered or new classes of customers that the Company reasonably anticipates might be served. Notwithstanding the requirements of this Section 8.3(a), the Company shall provide to the City, upon the City's request, any additional information that the City reasonably deems necessary during the Term.

(b) The Company shall also, on an annual basis, provide DoITT with a report describing any construction or installation of cable, wire, Fiber or other transmission medium that may be used in lieu of cable, wire or Fiber for the same purposes, or related equipment and facilities, in any areas outside of the Initial Backbone, that has occurred during the previous twelve months. Such report shall also describe the Company's reasonably anticipated plans for such construction and installation for the coming twelve months. Notwithstanding the requirements of this Section 8.3(b), the Company shall provide to the City, upon the City's request, any additional information that the City reasonably deems necessary during the Term. It is not anticipated that confidential information will be required under this Section 8.3(b).

8.4 Regulation by City

To the full extent permitted by applicable law either now or in the future, the City reserves the right to adopt or issue such rules, regulations, orders, or other directives governing telecommunications that are consistent with the terms of this Agreement and that it finds necessary or appropriate in the lawful exercise of its police powers, and the Company expressly agrees to comply with all such lawful rules, regulations, orders, or other directives.

8.5 Reports

8.5.1 Status Reports

The Company shall submit to DoITT reports describing, in detail, the status of the construction of the Initial Backbone every six (6) months from the Effective Date until its substantial completion. The Company shall, upon substantial completion of the Initial Backbone, notify the Commissioner in writing.

8.5.2 Financial Reports

The Company shall submit to the Comptroller and DoITT not later than three (3) months after the end of each annual fiscal period, a copy of the Company's annual financial statements for such period which statements shall be signed by the Chief Financial Officer of the Company, provided, however, that the Comptroller may also require such statements to be audited and certified by an independent certified public accountant in accordance with generally accepted accounting principles. Such statements shall be accurate and complete. The Company shall be permitted to provide consolidated financial statements in satisfaction of this Section 8.5.2.

8.5.3 Ownership Reports

The Company shall promptly report to the City any change in ownership of the Company which is inconsistent with the description of ownership set forth in Appendix G hereof.

8.5.4 Additional Reports

The Company shall submit to DoITT, upon the request of the Commissioner, but no more frequently than once a year, a report describing the Company's compliance with its obligations under Sections 6.2 and 6.3 hereof. Such report shall be accurate and complete.

8.5.5 Additional Information and Reports

Upon the request of the Commissioner, the Company shall promptly submit to DoITT any information or report reasonably related to the Company's obligations under this Agreement, its business and operations, or those of any Affiliated Person, with respect to the System or its operation, or any Service distributed over the System, in such form and containing such information as the Commissioner shall specify. Such information or report shall be accurate and complete.

8.6 Additional Filings

The Company shall provide upon the request of the Commissioner, but no more frequently than once a year, to DoITT a list of any and all material communications, public reports, petitions or other filings, either received from or submitted to any municipal, county, state or federal agency or official (and any response thereto submitted by or received by the Company), which materially affects the operation of the System or any Service or the Company's representations and warranties set forth herein, but not including tax returns or other filings which are confidential. Upon the request of DoITT, the Company shall promptly, but in no case later than ten (10) business days following the request, deliver to DoITT a complete copy of any item on said list.

8.7 Books and Records/Audit

8.7.1 Books and Records

Throughout the Term, the Company shall maintain complete and accurate books of account and records of the business, ownership, and operations of the Company with respect to the System in a manner that allows the City at all times to determine whether the Company is in compliance with the Agreement. Should the City reasonably determine that the records are not being maintained in such a manner, the Company shall alter the manner in which the books and/or records are maintained so that the Company comes into compliance with this Section. All financial books and records which are maintained in accordance with the regulations of the PSC and generally accepted accounting principles shall be deemed to be acceptable under this Section. The Company shall also maintain and provide such additional

books and records as the Comptroller or the Commissioner deem reasonably necessary to ensure proper accounting of all payments due the City.

8.7.2 Right of Inspection

The Commissioner and the Comptroller, or their designated representatives, shall have the right to inspect, examine or audit during normal business hours and upon reasonable notice to the Company under the circumstances, all documents, records or other information which pertain to the Company or any Affiliated Person with respect to the System, its operation, its employment and purchasing practices, Services distributed over the System, and with respect to the Company's obligations pursuant to this Agreement. All such documents shall be made available within New York City or in such other place that the City may agree upon in writing in order to facilitate said inspection, examination, or audit, provided, however, that if such documents are located outside of the City, then, upon notice to the Company, the Company shall pay the reasonable expenses incurred by the Commissioner, the Comptroller or their designated representatives in travelling to such location. All of such documents shall be retained by the Company for a minimum of six (6) years following termination of this Agreement. Access by the City to any of the documents covered by this Section 8.7.2 shall not be denied by the Company on grounds that such documents are alleged by the Company to contain confidential, proprietary or privileged information, provided that this requirement shall not be deemed to constitute a waiver of the Company's right to assert that confidential, proprietary or privileged information contained in such documents should not be disclosed, subject to Section 8.1 hereof. In order to determine the validity of such assertion and withholding by the Company, the City agrees to review the alleged proprietary information, and/or a log of the documents believed by the Company to be privileged reflecting sufficient information to establish the privilege claimed, at the Company's premises and, in connection with such review, to limit access to the alleged proprietary information to those individuals who require the information in the exercise of the City's rights under this Agreement. If the Corporation Counsel of the City concurs with the Company's assertion regarding the proprietary nature of such information, the City will hold such information in confidence to the extent authorized by and in accordance with applicable law and will not remove from the Company's premises the proprietary portion of any document or other intangible thing that contains such proprietary information. If the Corporation Counsel of the City concurs with the Company's assertion regarding the privileged nature of such information, then the Company will not be required to disclose such information. If the Corporation Counsel of the City does not concur with such assertions, then the Company shall promptly provide such documents, including the alleged proprietary or privileged portion thereof, to the City, provided that the Company shall not be required to provide the proprietary or privileged portion thereof during the pendency of any court challenge to such provision.

8.8 Compliance With "Investigations Clause"

The Company agrees to comply in all respects with the City's "Investigations Clause," a copy of which is attached at Appendix F hereto.

SECTION 9 – RESTRICTIONS AGAINST ASSIGNMENT AND OTHER TRANSFERS

9.1 Transfer of Interest

Except as provided in Section 9.6 hereof and Appendix G hereto, and excepting conveyances and leases of real or personal property in the ordinary course of the operation of the System (but not excepting leases which by their size or nature are the functional equivalent of transfers of the System), neither the franchise granted herein nor any rights or obligations of the Company in the System or pursuant to this Agreement shall be encumbered, assigned, sold, transferred, pledged, leased, sublet, or mortgaged in any manner, in whole or in part, to any Person, nor shall title therein, either legal or equitable, or any right or interest therein, pass to or vest in any Person, either by act of the Company, by act of any Person holding Control of or any interest in the Company or the System or the franchise granted herein, by operation of law, or otherwise, without the prior written consent of the City pursuant to the procedures set forth in this Section 9, provided that the City shall consider any such action in accordance with its usual procedural rules.

9.2 Transfer of Control or Stock

Notwithstanding any other provision of this Agreement, except as provided in Section 9.6 hereof or as set forth in on Appendix G, no change in Control of the Company, the System or the franchise granted herein shall occur after the Effective Date, by act of the Company, by act of any Person holding Control of the Company, the System or the franchise granted herein, by operation of law, or otherwise, without the prior written consent of the City granted pursuant to the procedures set forth in this Section 9. The requirements of Section 9.3 hereof shall also apply whenever any change is proposed of ten percent (10%) or more of the ownership or Control of the Company, the System, the franchise granted herein or of any Person holding Control of the Company or in the System or in the franchise (but nothing herein shall be construed as suggesting that a proposed change of less than ten percent (10%) does not require consent of the City (acting pursuant to the procedures set forth in this Section 9) if it would in fact result in a change in Control of the Company, the System or the franchise granted herein), and any other event which could result in a change in ownership or Control of the Company, regardless of the manner in which such ownership or Control is evidenced (e.g., stock, bonds, debt instruments or other indicia of ownership or Control).

9.3 Petition

The Company shall promptly notify the Commissioner of any proposed action requiring the consent of the City pursuant to Sections 9.1 or 9.2 hereof or to which this Section 9.3 applies by submitting to the Commissioner, with a copy to the Corporation Counsel, a petition requesting the submission by the Commissioner of such petition to the FCRC and approval thereof by the FCRC or requesting a determination that no such submission and approval is required and its argument why such submission and approval is not required. Each petition shall fully describe the proposed action and shall be accompanied by a justification for the action and, if applicable, the Company's argument as to why such action would not involve a change in Control of the Company, the System or the franchise, and such additional supporting information as the Commissioner and/or the FCRC may reasonably require in order to review

and evaluate the proposed action. The Commissioner shall expeditiously review the petition and shall (a) notify the Company in writing if the Commissioner determines that the submission by the Commissioner and the approval of the FCRC is not required or (b) if the Commissioner determines that such submission and approval is required, either (i) notify the Company that the Commissioner does not approve the proposed action and therefore will not submit the petition to the FCRC, or (ii) submit the petition to the FCRC for its approval.

9.4 Consideration of the Petition

DoITT and the FCRC, as the case may be, may take such actions as it deems appropriate in considering the petition and determining whether consent is needed or should be granted. In considering the petition, DoITT and the FCRC, as the case may be, may inquire into: (i) the qualifications of each Person involved in the proposed action, (ii) all matters relevant to whether the relevant Person(s) will adhere to all applicable provisions of this Agreement. (iii) the effect of the proposed action on competition; and (iv) all other matters it deems relevant in evaluating the petition, including whether the Company executed this Agreement under a good faith belief that it would itself carry out the obligations of the Company hereunder. After receipt of a petition, the FCRC may, as it deems necessary or appropriate, schedule a public hearing on the petition. Further, DoITT and the FCRC may review the Company's performance under the terms and conditions of this Agreement. The Company shall provide all requested assistance to DoITT and the FCRC in connection with any such inquiry and, as appropriate, shall secure the cooperation and assistance of all Persons involved in said action.

9.5 Conditions

As a condition to the granting of any consent required by this Section 9, the Commissioner and/or the FCRC may: (i) upon a determination that the Company did not execute this Agreement under a good faith belief that it would itself carry out the obligations of the Company pursuant to this Agreement, require the Company or any Affiliated Person to pay to the City part or all of the profits earned or to be earned by such Person in connection with, upon the completion of, or as a result of, any of the actions described in Sections 9.1 or 9.2 hereof with respect to any of such actions which occur within four (4) years after the Effective Date; and (ii) require that each Person involved in any action described in Sections 9.1 or 9.2 hereof shall execute an agreement, in a form and containing such conditions as may be specified by the City, providing that such Person assumes and agrees to be bound by all applicable provisions of this Agreement and such other conditions which the City deems necessary or appropriate in the circumstances. The execution of such agreement by such Person(s) shall in no way relieve the Company or any other transferor involved in any action described in Sections 9.1 or 9.2 hereof, of its obligations pursuant to this Agreement.

9.6 Permitted Encumbrances

Nothing in this Section 9 shall be deemed to prohibit any assignment, pledge, lease, sublease, mortgage, or other transfer of all or any part of the System, or any right or interest therein, for financing or refinancing purposes, provided that each such assignment, pledge, lease, sublease, mortgage, or other transfer shall be subject to the rights of the City pursuant to this Agreement and applicable law. The consent of the City shall not be required

with respect to any transfer to, or taking of possession by, any banking or lending institution which is a secured creditor of the Company of all or any part of the System pursuant to the rights of such secured creditor under Article 9 of the Uniform Commercial Code, as in effect in the State of New York, and, to the extent that the collateral consists of real property, under the New York Real Property Law; provided, further that, the City's rights are in no way adversely affected or diminished.

9.7 Consent Not a Waiver

The grant or waiver of any one or more of such consents shall not render unnecessary any subsequent consent, nor shall the grant of any such consent constitute a waiver of any other rights of the City, as required in this Section 9.

9.8 Petitions From Persons Other Than the Company Seeking Control Over the Company

Notwithstanding the foregoing, DoITT reserves the right, on a case-by-case basis, to accept, hear and/or grant petitions for the transfer of Control of the Company, the System or the franchise granted herein from Persons seeking to obtain Control of the Company. Notwithstanding the foregoing, the City shall provide the Company with reasonable notice of any such petitions and the Company shall be afforded the opportunity to respond to any such petitions before the City grants any approval with respect to such petitions, including but not limited to, the hearing or granting of such petitions. The City, its officers, employees, agents, attorneys, consultants and independent contractors shall not be liable to the Company or any other Person for exercising its rights herein. The Company shall be entitled to rely upon publicly filed reports to which it has access in connection with its determination of the applicability of this Section 9.8, except to the extent the Company knows or has reason to believe that any such report is or may be incorrect, or is aware of the information which is the subject of this Section otherwise than as a result of publicly filed reports.

SECTION 10 -- LIABILITY AND INSURANCE

10.1 Liability and Indemnity

10.1.1 Company

The Company shall be liable for, and the Company and each Affiliated Person (not including a limited partner or an individual shareholder) shall indemnify, defend and hold the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors (the "Indemnitees") harmless from, any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and disbursements), that may be imposed upon or incurred by or asserted against any of the Indemnitees arising out of the construction, operation, maintenance, upgrade, repair or removal of the System or otherwise arising out of or related to this Agreement; provided, however, that the foregoing liability and indemnity obligation of the Company pursuant to this Section 10.1 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

Further, it is a condition of this Agreement that the City assumes no liability for liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and disbursements) to either Persons or property on account of the same, except as expressly provided herein.

10.1.2 No Liability for Public Work, etc.

None of the City, its officers, agents, servants, employees, attorneys, consultants or independent contractors shall have any liability to the Company for any damage as a result of or in connection with the protection, breaking through, movement, removal, alteration, or relocation of any part of the System by or on behalf of the Company or the City in connection with any emergency, public work, public improvement, alteration of any municipal structure, any change in the grade or line of any Inalienable Property of the City, or the elimination, discontinuation, closing or demapping of any Inalienable Property of the City, as provided in Sections 2.4.5 and 5.4 hereof. When reasonably possible, the Company shall be consulted prior to any such activity and shall be given the opportunity to perform such work itself, but the City shall have no liability to the Company in the event it does not so consult the Company. All costs to repair or replace the System, or parts thereof, damaged or removed as a result of such activity, shall be borne by the Company; provided, however, that the foregoing obligations of the Company pursuant to this Section 10.1.2 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

10.1.3 No Liability for Damages

None of the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors shall have any liability to the Company for any special, incidental, consequential, punitive, or other damages as a result of the proper and lawful exercise of any right of the City pursuant to this Agreement or applicable law, including, without limitation, the rights of the City to terminate, amend, or otherwise modify all or any part of this Agreement or the franchise granted herein; provided, however, that the foregoing limitation on liability pursuant to this Section 10.1.3 shall not apply to any willful misconduct or gross negligence of the City, its officers, employees, servants, agents, attorneys, consultants or independent contractors.

10.1.4 Defense of Claim, etc.

If any claim, action or proceeding is made or brought against any of the Indemnitees by reason of any event to which reference is made in Section 10.1.1 hereof, then upon demand by the City, the Company shall either resist, defend or satisfy such claim, action or proceeding in such Indemnitee's name, by the attorneys for, or approved by, the Company's insurance carrier (if such claim, action or proceeding is covered by insurance) or by the Company's attorneys. The foregoing notwithstanding, upon a showing that the Indemnitee reasonably requires additional representation, such Indemnitee may engage its own attorneys to defend such Indemnitee, or to assist such Indemnitee in such Indemnitee's defense of such claim, action or proceeding, as the case may be, and the Company shall pay the reasonable fees and disbursements of such attorneys of such Indemnitee.

1.2 Insurance

10.2.1 Specifications

Prior to the execution of this Agreement, the Company has, at its own cost and expense, obtained and furnished to DoITT, with a copy to the Comptroller, a liability or umbrella insurance policy taking effect no later than the Original Agreement Date, insuring the Company and the City, its officers, agents, servants, employees, attorneys, consultants and independent contractors against each and every form of liability referred to in Section 10.1 herein, in the minimum combined amount of fifty million dollars ($50,000,000), covering bodily injury, including death, personal injury and property damage. Such policy or policies have been issued by companies duly licensed to do business in the State of New York and acceptable to the Comptroller, carrying a rating by Best's of not less than A. The foregoing minimum coverage shall not prohibit the Company from obtaining a liability insurance policy or policies with coverage in excess of such minimum, provided that the City shall be named as an additional insured to the full extent of any limitation contained in any such policy or policies obtained by the Company. The Company shall be permitted to provide evidence of a blanket policy in satisfaction of this Section 10.2.1.

10.2.2 Maintenance

(a) The Company shall continuously maintain one or more liability insurance policies meeting the requirements in Section 10.2.1 hereof throughout the Term and thereafter until completion of removal of the System over, under or on the Inalienable Property of the City to the extent such removal is required pursuant to this Agreement.

(b) Each such liability insurance policy shall contain the following endorsement: "It is hereby understood and agreed that this policy may not be canceled nor the intention not to renew be stated until ninety (90) days after receipt by the City, by registered mail, of a written notice of such intent to cancel or not to renew." Within sixty (60) days after receipt by the City of any said notice, and in no event later than thirty (30) days prior to any said cancellation, the Company shall obtain and furnish to DoITT, with a copy to the Comptroller, replacement insurance policies in a form reasonably acceptable to DoITT and the Comptroller together with evidence demonstrating that the premiums for such insurance have been paid.

10.2.3 Adjusted Insurance Coverage

The Company agrees to adjust the minimum coverage of the liability insurance policy or policies required by Section 10.2.1 within three (3) months of notice from the City that the City has reasonably determined that additional amounts or types of insurance are being commonly carried with respect to systems of a size and nature similar to the System or other circumstances have arisen which make it reasonably prudent to obtain such additional amounts or types of insurance.

10.2.4 Liability Not Limited

The liability of the Company and any Affiliated Person (not including a limited partner or an individual shareholder) to the City or any Person for any of the matters which are the subject of the liability insurance policy or policies required by this Section 10.2 shall not be limited by said insurance policy or policies nor by the recovery of any amounts thereunder; provided, however, that the City shall in no case be entitled to duplicative recoveries from different sources.

SECTION 11 -- SPECIFIC RIGHTS AND REMEDIES

11.1 Not Exclusive

The Company agrees that the City shall have the specific rights and remedies set forth in this Section 11. These rights and remedies are in addition to and cumulative of any and all other rights or remedies, existing or implied, now or hereafter available to the City at law or in equity in order to enforce the provisions of this Agreement. Such rights and remedies shall not be exclusive, but each and every right and remedy specifically provided or otherwise existing or given may be exercised from time to time and as often and in such order as may be deemed expedient by the City, except as provided herein. The exercise of one or more rights or remedies shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right or remedy nor shall any such delay or omission be construed to be a waiver of or acquiescence to any default. The exercise of any such right or remedy by the City shall not release the Company from its obligations or any liability under this Agreement, provided, however, that the City shall in no case be entitled to duplicate recoveries from different sources.

11.2 Default

11.2.1 Events of Default

In addition to any other Event of Default specified herein, any of the following shall constitute an Event of Default:

(a) any breach of a provision of the Agreement requiring the Company (i) to replenish the Performance Bond/Security Fund (Section 5.8.6); (ii) to maintain the Performance Bond/Security Fund (Section 5.8); (iii) to make any payments to the City; (iv) to maintain a liability insurance policy (Section 10.2); or (v) to provide or furnish information to the City, that is not cured within thirty (30) days after notice pursuant to Section 11.2.2;

(b) any substantial breach of a material provision of this Agreement by the Company that is not cured within thirty (30) days after notice pursuant to Section 11.2.2; or

(c) any persistent failure by the Company to comply with any of the provisions, terms or conditions of this Agreement or with any rules, regulations, orders or other directives of the City after having received notice of a failure to comply.

11.2.2 Cure Procedures

(a) The Commissioner shall notify the Company, in writing, of any breach under this Agreement, in accordance with Section 13.5 hereof. The notice shall specify the alleged breach(es) with reasonable particularity. The Company shall either (i) within the number of days set forth in the applicable paragraph of Section 11.2.1 hereof, or such longer period of time as the Commissioner may specify in such notice, cure such alleged breach(es); or (ii) in a written response submitted to the Commissioner within fifteen (15) days after the notice of breach, present facts and arguments in refutation or excuse of such alleged failure. The submission of such a response shall toll the running of the applicable cure period as provided in Section 11.2.1 hereof. Notwithstanding the preceding, no Event of Default shall exist if a breach is curable but work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within the cure period provided, so long as the Company shall have commenced curing the same within the cure period provided and shall diligently and continuously prosecute the same promptly to completion.

(b) If the Company fails to cure the breach within the applicable cure period, and fails to submit a response to the Commissioner pursuant to subparagraph (a) hereof within the period provided herein for submitting such response, an Event of Default will be deemed to have occurred.

(c) If, after the Company makes a response to the Commissioner, the Commissioner determines, in his or her reasonable discretion, that a breach under this Agreement has occurred, the Company shall cure such breach within the balance of the time period to cure that remained when the submission was made. If the Company is not able to cure within the remaining time, the breach will be deemed to be an Event of Default, provided, however, that no Event of Default shall exist if a breach is curable but work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within the cure period remaining, so long as the Company shall have commenced curing the same within the cure period provided and shall diligently and continuously prosecute the same promptly to completion.

(d) If, as a result of a failure or alleged failure to comply with a material provision of this Agreement, the Company is unable to comply with any other material provision(s) which necessarily and directly arise(s) out of said failure or alleged failure as delineated in said subsections, such inability to comply with such other provision(s) shall not be deemed to be an independent failure to comply with a material provision of this Agreement.

11.2.3 Remedies of the City

(a) Upon an Event of Default, DoITT may:

(i) cause a withdrawal from the Performance Bond/Security Fund for any specified amount due the City under this Agreement;

(ii) assess money damages from the Company as compensation for such Event of Default;

(iii) revoke the franchise granted pursuant to this Agreement by termination of this Agreement;

(iv) accelerate the expiration of the Term by decreasing the term of the franchise provided in Section 2.1 hereof, provided that the remaining term of the franchise as accelerated pursuant to this Section 11.2.3(a)(iv) shall not be less than twelve (12) months;

(v) restrain by injunction, the default or reasonably anticipated default by the Company of any provision of this Agreement; and

(vi) invoke any other available remedy that would be permitted by law.

(b) DoITT shall give the Company notice in writing when it determines to pursue one or more remedies, but nothing herein shall prevent DoITT from electing more than one remedy, simultaneously or consecutively, for any default, provided, however, that the City shall in no case be entitled to duplicate recoveries from different sources.

11.3 Termination

11.3.1 Termination Events

(a) The occurrence of any of the following shall result in termination of the Agreement:

(i) the occurrence of any event relating to the financial status of the Company which may reasonably lead to the foreclosure or other judicial or nonjudicial sale of all or any material part of the System, and the Company fails to demonstrate to the reasonable satisfaction of the Commissioner within thirty (30) days after notice that such event will not lead to such foreclosure or other judicial or nonjudicial sale;

(ii) the condemnation by public authority, other than the City, or sale or dedication under threat or in lieu of condemnation, of all or substantially all of the System, the effect of which would materially frustrate or impede the ability of the Company to carry out its obligations and the purposes of this Agreement and the Company fails to demonstrate to the reasonable satisfaction of the Commissioner, within thirty (30) days after notice that such condemnation, sale or dedication would not materially frustrate or impede such ability of the Company;

(iii) except as otherwise provided in Section 9.6, if: (A) the Company shall make an assignment of the Company or substantially all of the

System for the benefit of creditors, shall become and be adjudicated insolvent, shall petition or apply to any tribunal for, or consent to, the appointment of, or taking possession by, a receiver, custodian, liquidator or trustee or similar official pursuant to state or local laws, ordinances or regulations of or for it or any substantial part of its property or assets, including all or any part of the System; (B) a writ or warranty of attachment, execution, distraint, levy, possession or any similar process shall be issued by any tribunal against all or any material part of the Company's property or assets; (C) any creditor of the Company petitions or applies to any tribunal for the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official for the Company or of any material parts of the property or assets of the Company under the law of any jurisdiction, whether now or hereinafter in effect, and a final order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings; or (D) any final order, judgment or decree is entered in any proceedings against the Company decreeing the voluntary or involuntary dissolution of the Company; or

(iv) if there shall occur any denial, forfeiture or revocation by any federal, state or local governmental authority having regulatory jurisdiction over the Company of any authorization required by law or the expiration without renewal of any such authorization, and such events, either individually or in the aggregate, materially jeopardize the System or its operation, and the Company fails to take steps to obtain or restore such authorization within thirty (30) days after notice.

(b) In addition, an Event of Default under Section 11.2 herein may result in termination of the Agreement.

11.3.2 Rights Upon Termination

In the event of any termination of this Agreement, whether pursuant to Section 11.3.1 hereof, by the expiration of the Term or by revocation of the franchise by DoITT, the Company, at the City's election, shall (a) sell to the City or to the City's designee the portions of the System on, over or under the Inalienable Property of the City and all equipment necessary for the functioning of such portions of the System; and/or (b) remove the System, or portions of the System, installed on, over or under the Inalienable Property of the City at the Company's own cost and expense, pursuant to Section 11.4 hereof.

11.3.3 Price

(a) The price to be paid to the Company upon an acquisition pursuant to Section 11.3.2 herein shall be fair value (or, in case of termination by revocation, an equitable price, determined with due regard to the injury to the City and its residents), with no value allocable to the franchise itself, which price shall be the fair value as provided in Section 363(h)(5) of the City Charter, as may be amended, or under any successor provision. Subject to the limitations found in the next sentence, to the extent the City effects an acquisition pursuant to Section 11.3.2 herein and subsequently sells

that portion of the System acquired to a third party, and the amount received by the City from such sale exceeds the price paid by the City to the Company pursuant to this Section 11.3.3, the City shall pay such excess amount to the Company after deducting all reasonable expenses incurred by the City in connection with such acquisition and sale. The preceding sentence shall apply only in cases where the Agreement has terminated by reason of the expiration of the full Term or by reason of the occurrence of an event in Section 11.3.1(a) hereof, and shall not apply in any case where the Agreement has been terminated for cause. In cases where the Agreement has been terminated for cause and the City effects an acquisition or transfer of the System for any reason, and the party acquiring the System acquires it directly from the Company, then the City shall be entitled to receive from such party any amount in excess of the price which the City could have received if it had purchased the System from the Company and subsequently sold the System to such third party.

(b) The date of valuation for purposes of Section 11.3.2 hereof shall be the date of termination of the Agreement. For the purpose of determining such valuation, the parties shall select a mutually agreeable independent appraiser to compute the purchase price in accordance with industry practice and the aforementioned standards. If they cannot agree on an appraiser in ten (10) days, the parties will seek an appraiser from the American Arbitration Association. The appraiser shall be instructed to make the appraisal as expeditiously as possible, but in no more than sixty (60) days and shall submit to both parties a written appraisal. The appraiser shall be afforded access to the Company's books and records, as necessary to make the appraisal. Notwithstanding the provisions of Section 7.2.2 hereof, the parties shall share equally the costs and expenses of the appraiser.

(c) The City will notify the Company, within thirty (30) days after receipt of the appraisal, of its election of rights pursuant to Section 11.3.2 hereof. If it elects to make the purchase permitted under Section 11.3.2 hereof, it will purchase the same at a closing to occur within a reasonable time after its election.

(d) The Company agrees, at the request of the City, (i) to operate the System on behalf of the City pursuant to the provisions of this Agreement and such additional terms and conditions as are equitable to the City and the Company for a period of up to four (4) months after the termination of this Agreement, until the City either elects not to purchase any portion of the System, or closes on such a purchase, or (ii) to cease all construction and operational activities in a prompt and workmanlike manner.

11.3.4 Company's Obligations

In the event of any acquisition of the System by the City or the City's designee pursuant to Section 11.3.2 hereof, the Company shall:

(a) cooperate with the City to effectuate an orderly transfer of all records and information concerning the System to the City;

(b) promptly execute all appropriate documents to transfer to the City, subject to any liabilities, title to the System as well as all contracts, leases, licenses, permits, rights-of-way, and any other rights, contracts or understandings necessary to maintain and operate the System, as appropriate; provided, that such transfers shall be made subject to the rights, under Article 9 of the Uniform Commercial Code as in effect in the State of New York and, to the extent that any collateral consists of real property, under the New York Real Property Law, of banking or any other lending institutions which are secured creditors or mortgagees of the Company at the time of such transfers; and provided, that, with respect to such creditors or mortgagees, the City shall have no obligation following said transfers to pay, pledge, or otherwise commit in any way any general or any other revenues or funds of the City, other than the gross operating revenues received by the City from its operation of the System, in order to repay any amounts outstanding on any debts secured by the System which remain owing to such creditors or mortgagees; and provided, finally, that the total of such payments by the City to such creditors and mortgagees, from the gross operating revenues received by the City from its operation of the System, shall in no event exceed the lesser of: (i) the fair market value of the System on the date of the transfer of title to the City or (ii) the outstanding debt owed to such creditors and mortgagees on said date. Nothing in this Section 11.3 shall be construed to limit the rights of any such secured creditors to exercise its or their rights as secured creditors or mortgagees at any time prior to the payment of all amounts due pursuant to the applicable debt instruments; and

(c) promptly supply the Commissioner with all necessary records (i) to reflect the City's ownership of the System; and (ii) to operate and maintain the System including, without limitation, all Customer records and plant and equipment layout documents.

11.4 Removal

11.4.1 Discretion of DoITT

Upon any termination of this Agreement, DoITT, in its sole discretion, may, but shall not be obligated to, direct the Company to remove, at the Company's sole cost and expense, all, or any portion designated by DoITT, of the System installed by the Company from the Inalienable Property of the City in accordance with all applicable requirements of the City and subject to the following:

(a) this provision shall not apply to buried portions of the System which, in the opinion of DoITT, cannot be removed;

(b) in removing the System, or part thereof, the Company shall refill and compact, at its own cost and expense, any excavation that shall be made by it and shall leave, in all material aspects, all Inalienable Property and other property in as good condition as that prevailing prior to the Company's removal of the System from Inalienable Property of the City and without affecting, altering or disturbing in any way any electric, telephone or other cables, wires, structures or attachments;

(c) the City shall have the right to inspect and approve the condition of such Inalienable Property after removal and, to the extent that the City determines that said Inalienable Property and other property have not been left in materially as good condition, as that prevailing prior to the Company's removal of the System. the Company shall be liable to the City for the cost of restoring the Inalienable Property and other property to said condition;

(d) the Performance Bond/Security Fund, liability insurance and indemnity provisions of this Agreement shall remain in full force and effect during the entire period of removal and associated repair of all Inalienable Property of the City, and for not less than one hundred twenty (120) days thereafter; and

(e) removal shall be commenced within thirty (30) days of the removal order by DoITT and shall be substantially completed within twelve (12) months thereafter including all reasonably associated repair of the Inalienable Property of the City.

11.4.2 Failure to Commence Removal

If, in the reasonable judgment of the Commissioner, the Company fails to commence removal of the System as designated by DoITT, within thirty (30) days after DoITT's removal order, or if the Company fails to substantially complete such removal, including all associated repair of the Inalienable Property of the City, within twelve (12) months thereafter, then, to the extent not inconsistent with applicable law, the City shall have the right to:

(a) declare that all rights, title and interest to the System belong to the City with all rights of ownership, including, but not limited to, the right to connect and use the System or to effect a transfer of all right, title and interest in the System to another Person for operation; or

(b) authorize removal of the System installed by the Company on, over or under the Inalienable Property of the City at the Company's cost and expense, by another Person; and

(c) to the extent consistent with applicable law, any portion of the Company's System on, over or under the Inalienable Property of the City designated by DoITT for removal and not timely removed by the Company shall belong to and become the property of the City without payment to the Company notwithstanding the provisions of Section 11.3.2 hereof, and the Company shall execute and deliver such documents, as the Commissioner shall request, in form and substance acceptable to the Commissioner, to evidence such ownership by the City.

11.4.3 No Condemnation

None of the declaration, connection, use, transfer or other actions by the City or the Commissioner under Section 11.4.2 shall constitute a condemnation by the City or a sale or dedication under threat or in lieu of condemnation.

11.5 Return of Performance Bond/Security Fund

Upon the later of the date one hundred and twenty (120) days after the termination of this Agreement for any reason or the date of the completion of removal of the System from and associated repair of the Inalienable Property of the City pursuant to Section 11.4.1 hereof, the Company shall be entitled to the return of the Performance Bond/Security Fund deposited pursuant to Section 5.8 hereof. or such portion thereof as remains on deposit with the Comptroller at said termination, provided that all offsets necessary (a) to compensate the City pursuant to Sections 5.8.2 and/or 5.8.3 hereof, (b) to cover any costs, loss or damage incurred by the City as a result of any Event of Default, in the event of termination of this Agreement by the City pursuant to Section 11.3 hereof. and (c) to reimburse the City for the cost of removal of the System from the Inalienable Property of the City pursuant to Section 11.4.2 hereof have been taken by the City.

11.6 Other Provisions

The City and the Company shall negotiate in good faith all other terms and conditions of any such acquisition or transfer, except that the Company hereby waives its rights. if any, to relocation costs arising out of the termination of this Agreement pursuant to this Section 11 that may be provided by law and except that, in the event of any acquisition of the System by the City: (i) the City shall not be required to assume any of the obligations of any collective bargaining agreements or any other employment contracts held by the Company or any other obligations of the Company or its officers, employees, or agents, including, without limitation, any pension or other retirement, or any insurance obligations; and (ii) the City may lease, sell. operate, or otherwise dispose of all or any part of the System in any manner.

SECTION 12 – SUBSEQUENT ACTION

12.1 Compensation

In the event that, after the Effective Date any court, agency, commission. legislative body, or other authority of competent jurisdiction takes any action or enters any judgment which has a materially adverse effect, with respect to the City or the Company, on the compensation or other payments to be made by the Company pursuant to Section 7 of this Agreement, then the Company and DoITT shall enter into negotiations to amend this Agreement in a manner not inconsistent with any such action or judgment so as to establish a fair and equitable relationship between the parties. In the event that either party fails to negotiate in good faith to produce an agreement which is reasonably acceptable to both parties within a reasonable period. then either party shall have the right. by notice to the other. to accelerate the term of this Agreement and the franchise granted hereunder such that the term and the franchise shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date, but in no event shall the City be permitted to reduce the Term of this franchise by virtue of this Section 12.1 such that the Term of this franchise is less than 10 years.

12.2 Procedure for Subsequent Invalidity

12.2.1 Declaration of Invalidity or Injunction

Except as provided in Section 12.1 hereof, in the event that, after the Effective Date, any court, agency, commission, legislative body, or other authority of competent jurisdiction:

(a) declares this Agreement invalid, in whole or in part, or

(b) requires the City or the Company either to: (i) perform any act which is inconsistent with any provision of this Agreement or (ii) cease performing any act required by any provision of this Agreement, then the Company or the City, as the case may be, shall promptly notify the other party in writing of such fact.

1.1.2 Continued Compliance

After the occurrence of the events described in Section 12.2.1 hereof, the Company and the City shall continue to comply with all provisions of this Agreement, including the affected provision, until the validity of the declaration or requirement has been finally adjudicated or a court orders the Company or the City to comply with such declaration or order, provided that either party may comply with any court order which is not stayed during the pendency of any appeal leading to said final adjudication.

12.2.3 Negotiations to Amend Agreement

Except as provided in Section 12.1 hereof, to the extent that any statute, rule, regulation, ordinance or any other law is enacted, adopted, repealed, amended, modified, changed or interpreted in any way during the term of this Agreement so as to (a) declare the Agreement invalid, in whole or in part, or (b) require the Company or City either to: (i) perform any act which is inconsistent with any provision of this Agreement, or (ii) cease performing any act required by any provision of this Agreement, the Company and City shall enter into good faith negotiations so as to modify this Agreement and/or regulate the System, as applicable, to reflect such enactment, adoption, repeal, amendment, modification, change or interpretation and the Company agrees to comply with any such modifications or regulations arising out of such negotiations. In the event that either party fails to negotiate in good faith to produce an agreement which is reasonably acceptable to both parties within a reasonable period, then either party shall have the right, by notice to the other, to accelerate the term of this Agreement and the franchise granted hereunder such that the term and the franchise shall terminate on the date which is one half of the number of days between the date of such notice and the fifteenth anniversary of the Original Agreement Date but in no event shall the City be permitted to reduce the Term of this franchise by virtue of this Section 12.2.3 such that the Term of this franchise is less than 10 years.

SECTION 13 -- MISCELLANEOUS

13.1 Appendices

The Appendices to this Agreement, attached hereto, and all portions thereof and exhibits thereto, are, except as otherwise specified in said Appendices, incorporated herein by reference and expressly made a part of this Agreement. The procedures for approval of any subsequent amendment or modification to said Appendices shall be the same as those applicable to any amendment or modification hereof.

13.2 Action Taken by City

Any action to be taken by DoITT pursuant to this Agreement shall be taken in accordance with the applicable provisions of the City Charter as said Charter may be amended or modified throughout the Term. Whenever, pursuant to the provisions of this Agreement, the City, the Company, or any other Person is required or permitted to take any action, including, without limitation, the making of any request or the granting of any consent, approval, or authorization, the propriety of said action shall be measured against the standard of reasonableness such that each such action shall be undertaken in a reasonable manner, unless this Agreement authorizes the City, the Company, or other Person to take such action in its sole discretion.

13.3 Entire Agreement

This Agreement, including all Appendices hereto, embodies the entire understanding and agreement of the City and the Company with respect to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, whether oral or written, between the City and the Company with respect to the subject matter hereof, including, without limitation, all prior drafts of this Agreement and any Appendix to this Agreement and any and all written or oral statements or representations by any official, employee, agent, attorney, consultant or independent contractor of the City or the Company.

13.4 Delays and Failures Beyond Control of Company

Notwithstanding any other provision of this Agreement, the Company shall not be liable for delay in the performance of, or failure to perform, in whole or in part, its obligations pursuant to this Agreement due to strike, war or act of war (whether an actual declaration of war is made or not), insurrection, riot, act of public enemy, accident, fire, flood or other act of God, technical failure where the Company has exercised all due care in the prevention thereof, or other causes or events, to the extent that such any such causes or events are beyond the control of the Company. In the event that any such delay in performance or failure to perform affects only part of the Company's capacity to perform, the Company shall perform to the maximum extent it is able to do so and shall take all steps within its power to correct said cause(s). The Company agrees that in correcting said cause(s), it shall take all reasonable steps to do so in as expeditious a manner as possible. The Company shall notify DoITT in writing of the occurrence of an event covered by this Section 13.4 within five (5) business days of the date upon which the Company learns or should have learned of its occurrence.

13.5 Notices

Every notice, order, petition, document, or other direction or communication to be served upon the City or the Company shall be in writing and shall be sufficiently given if sent by registered or certified mail, return receipt requested. Every such communication to the Company shall be sent to its office located at c/o General Counsel, Metromedia Fiber Network, Inc. 1 Meadowlands Plaza, East Rutherford, New Jersey 07073 or to such other location in New York City as the Company may designate, from time to time. Every communication from the Company shall be sent to the individual, agency or department designated in the applicable section of this Agreement, unless it is to "the City," in which case such communication shall be sent to the Commissioner of DoITT at 75 Park Place, 6th Floor, New York, New York 10007. A required copy of each communication from the Company shall be sent to Corporation Counsel, New York City Law Department, 100 Church Street, New York, New York 10007, Attention: Chief, Economic Development Division. Except as otherwise provided herein, the mailing of such notice, direction, or order shall be equivalent to direct personal notice and shall be deemed to have been given when mailed. Any notice the Commissioner is required to give to the Company pursuant to Section 11.2 hereof for which a cure period is ten (10) days or less must be served by personal delivery, overnight mail service or facsimile transmission.

13.6 General Representations, Warranties and Covenants of the Company

In addition to the representations, warranties, and covenants of the Company to the City set forth elsewhere herein, the Company represents and warrants to the City and covenants and agrees (which representations, warranties, covenants and agreements shall not be affected or waived by any inspection or examination made by or on behalf of the City), that, as of the Effective Date:

13.6.1 Organization, Standing, Power and Ownership

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to do business in the State of New York. The Company has all requisite power and authority to own or lease its properties and assets, to conduct its businesses as currently conducted and to execute, deliver and perform this Agreement and all other agreements entered into or delivered in connection with or as contemplated hereby. Certified copies of the Company's organizational and governing documents, as amended to date, have been delivered to the Commissioner, and are complete and correct. The Company is qualified to do business and is in good standing in the State of New York. The description of the ownership of the Company in Appendix G attached hereto is accurate and complete.

13.6.2 Authorization; Non-Contravention

The execution, delivery and performance of this Agreement and all other agreements, if any, entered into in connection with the transactions contemplated hereby have been duly, legally and validly authorized by all necessary action on the part of the Company and the Company has furnished the City with a certified copy of authorizations for the execution and delivery of this Agreement. This Agreement and all other agreements, if any, entered into in

connection with the transactions contemplated hereby have been duly executed and delivered by the Company and constitute (or upon execution and delivery by the Company and the City will constitute) the valid and binding obligations of the Company, and are enforceable (or upon execution and delivery will be enforceable) in accordance with their respective terms. The Company has obtained, or is in the process of obtaining, the requisite authority to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other proceedings or other actions are necessary on the part of the Company to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Company nor the performance of its obligations contemplated hereby will:

(a) conflict with, result in a material breach of or constitute a material default under (or with notice or lapse of time or both result in a material breach of or constitute a material default under) (i) any governing document of the Company or to the Company's knowledge, any agreement among the owners of the Company, or (ii) any statute, regulation, agreement, judgment, decree, court or administrative order or process or any commitment to which the Company is a party or by which it (or any of its properties or assets) is subject or bound;

(b) result in the creation of, or give any party the right to create, any material lien, charge, encumbrance or security interest upon the property and assets of the Company; or

(c) terminate, modify or accelerate, or give any third party the right to terminate, modify or accelerate, any provision or term of any contract, arrangement, agreement, license agreement or commitments, except for any event specified in (a) or (b) above which individually or in the aggregate would not have a material and adverse effect on the business, properties or financial condition of the Company or the System.

1.1.3 Consent

No consent, approval or authorization of, or declaration or filing with, any public, governmental or other authority is required for the valid execution and delivery of this Agreement or any other agreement or instrument, if any, executed or delivered in connection herewith.

13.6.4 Compliance with Law

The Company certifies that, to the best of its knowledge after diligent inquiry, it is in compliance with all laws, ordinances, decrees and governmental rules and regulations applicable to the System and has filed, has obtained or will file for all government licenses, permits, and authorizations necessary for the operation, marketing and maintenance of the System.

13.6.5 Litigation; Investigations

To the best of the Company's knowledge, after diligent inquiry, except to the extent otherwise disclosed to the City: (a) there is no civil, criminal, administrative,

arbitration or other proceeding, investigation or claim (including, without limitation, proceedings with respect to unfair labor practice matters or labor organization activity matters), pending or threatened against the Company or any Affiliated Person, at law or in equity, or before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including without limitation any matter involving the granting of a temporary or permanent injunction against the Company or any Affiliated Person) that is reasonably likely to have a material adverse effect on the business, operation, properties, assets or financial condition of the Company or the System, or which questions the validity or prospective validity of this Agreement, or of any essential element upon which this Agreement depends, or of any action to be taken by the Company or any Affiliated Person; (b) no investigation or review by any governmental entity with respect to the Company or any Affiliated Person relating to the System or any of the transactions contemplated hereby is pending or is threatened against the Company or any Affiliated Person, nor has any governmental entity indicated to the Company or any Affiliated Person an intention to conduct the same; and (c) neither the Company nor any Affiliated Person is subject to any outstanding order, writ, injunction or decree which materially and adversely affects the business, operations, properties, assets or financial condition of the System.

13.6.6 Fees

The Company has paid all franchise, license or other fees and charges which have become due pursuant to any franchise or permit to which it is a party and has made adequate provisions for any such fees and charges which have accrued, except where contested in good faith and by appropriate proceedings.

13.6.7 Criminal Acts

Neither the Company, nor any Person holding a Controlling Interest in the Company, nor any director or officer of the Company nor any employee or agent of the Company nor any Controlling Person, acting pursuant to the express direction, or with the actual consent of the foregoing, has been convicted (where such conviction is a final, nonappealable judgment) or has entered a guilty plea with respect to: (a) any criminal offense, excluding Class B misdemeanors, violations, and traffic infractions as designated in the New York State Penal Law or their equivalents in other jurisdictions; or (b) any criminal offense, including, without limitation, bribery or fraud, arising out of or in connection with (i) this Agreement, (ii) the award of the franchise granted pursuant to this Agreement, or (iii) any act to be taken following the Effective Date, pursuant to this Agreement by the City, its officers, employees, or agents.

13.6.8 Misrepresentation

No material misrepresentation has been made, either oral or written, intentionally or negligently, by or on behalf of the Company in this Agreement, in connection with any submission to DoITT or the Commissioner, including the Proposal, in connection with the negotiation of this Agreement. For the purposes of this Section, Proposal means the responses to the City's Request for Proposals for Local High-Capacity Telecommunications Services r submitted to the City by the Company, and any amendments thereto.

13.7 Additional Covenants

Until the termination of this Agreement and the satisfaction in full by the Company of its obligations under this Agreement, in consideration of the franchise granted herein, the Company agrees that it will comply with the following affirmative covenants, unless the City otherwise consents in writing:

13.7.1 Compliance with Laws; Licenses and Permits

The Company shall comply with: (a) all applicable laws, rules, regulations, orders, writs, decrees and judgments (including, but not limited to, those of the PSC and the FCC and any other federal or state agency or authority of competent jurisdiction) affecting this Agreement, the franchise, and the System; and (b) all local laws and all rules, regulations, orders, or other directives of the City, DoITT, and the Commissioner issued pursuant to and in accordance with this Agreement or otherwise.

The Company shall have the sole responsibility for obtaining or causing to be obtained all permits, licenses and other forms of approval or authorization necessary to construct, operate, maintain, upgrade, repair or remove the System, or any part thereof. The Company will, prior to any construction, operation, maintenance, upgrade, repair or removal of the System, secure all necessary permits, licenses and authorizations in connection with the construction, operation, maintenance, upgrade, repair or removal of the System, or any part thereof, and will file all required registrations, applications, reports and other documents with, the FCC, the PSC and other entities exercising jurisdiction over the provision of telecommunications services or the construction of delivery systems therefor, except those which cannot be obtained prior to the date hereof, which the Company will promptly seek to obtain. The Company will promptly seek to obtain all leases, easements and equipment rental or other agreements necessary for the maintenance and operation of the System.

The Company shall not permit to occur, or shall promptly take corrective action if there shall occur, any event which (a) could result in the revocation or termination of any such license or authorization, (b) could materially and adversely affect any rights of the Company, or (c) permits or, after notice or lapse of time or both, would permit, revocation or termination of any such license or which materially and adversely affects or reasonably can be expected to materially and adversely affect the System or any part thereof.

13.7.2 Criminal Acts

The Company shall not permit any of the convictions or guilty pleas of the types listed in Section 13.6.7 to occur during the term of this Agreement, arising out of or in connection with (i) this Agreement, (ii) the award of the franchise granted pursuant to this Agreement, or (iii) any act to be taken following the Effective Date, pursuant to this Agreement by the City, its officers, employees, or agents, and it shall be an Event of Default if any such convictions or guilty pleas shall occur during the term of this Agreement, provided that the City's right to take enforcement action under this Agreement in the event of said convictions or guilty pleas shall arise only with respect to any of the foregoing convictions or guilty pleas of the Company itself or, with respect to any of the foregoing convictions or guilty pleas of any of the

other Persons specified in Section 13.6.7, if the Company shall have failed to disassociate itself from, or terminate the employment of, said Person or Persons within thirty (30) days after the Commissioner orders such disassociation.

13.7.3 Maintain Existence

The Company will preserve and maintain its existence, its business, and all of its rights and privileges necessary or desirable in the normal conduct of said business in the Franchise Area, unless any such change shall not have a material and adverse impact on the Company's ability to construct, operate, maintain and upgrade the System as provided herein or fulfill the obligations of the Company hereunder. The Company shall maintain its good standing in its state of organization and continue to qualify to do business and remain in good standing in the State of New York. The Company shall conduct business in accordance with its organizational and governing documents, and shall comply with the material terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon it except where contested in good faith and by appropriate proceedings.

13.7.4 Condition of System

All of the properties, assets and equipment used as part of the System will be maintained in good repair, working order and good condition.

13.8 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assigns. All of the provisions of this Agreement shall apply to the Company, its successors, and assigns.

13.9 No Waiver; Cumulative Remedies

No failure on the part of the City to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other right, except as provided herein, subject to the conditions and limitations established in this Agreement. The rights and remedies provided herein are cumulative and not exclusive of any remedies provided by law, and nothing contained in this Agreement shall impair any of the rights of the City under applicable law, subject in each case to the terms and conditions of this Agreement. A waiver of any right or remedy by the City at any one time shall not affect the exercise of such right or remedy or any other right or other remedy by the City at any other time. In order for any waiver of the City to be effective, it must be in writing. The failure of the City to take any action regarding a default or an Event of Default by the Company shall not be deemed or construed to constitute a waiver of or otherwise affect the right of the City to take any action permitted by this Agreement at any other time regarding such default or Event of Default which has not been cured, or with respect to any other default or Event of Default by the Company.

13.10 No Opposition

The Company agrees that it shall not oppose the intervention by the City in any suit, action, or proceeding involving the Company with respect to the System or its construction, operation, maintenance, repair or removal, or to any provision of this Agreement. Prior to the fifth anniversary of the Effective Date, the Company agrees that it will not, at any time, set up against the City any claim nor institute against the City any proceeding alleging that, pursuant to any law, rule or regulation in effect on the Effective Date, a condition or term of this Agreement is unreasonable, arbitrary, void, or otherwise unenforceable, or that the City had no power or authority to make such term or condition. By execution of this Agreement, the Company accepts the validity of the terms and conditions of this Agreement in their entirety and hereby waives and relinquishes, to the maximum extent permitted by applicable law, any and all rights it has, in law or in equity, to assert in any manner at any time or in any forum that this Agreement, the franchise granted pursuant to this Agreement, the terms and conditions of this Agreement or the processes and procedures pursuant to which this Agreement was entered into and the franchise was granted are not consistent with applicable law in effect on the Effective Date.

Nothing in this section, however, shall be construed as a waiver by the Company of its right to pursue (i) any reasonable dispute concerning the interpretation of the language or meaning of any provision of this Agreement or (ii) any legal claim based on agreements the City may enter into after the Effective Date.

13.11 Partial Invalidity

If any section, subsection, sentence, clause, phrase, or other portion of this Agreement is, for any reason, declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent portion. Except as provided in Section 12 hereof, such declaration shall not affect the validity of the remaining portions hereof, which other portions shall continue in full force and effect.

13.12 Headings

The headings contained in this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the construction or interpretation hereof. Terms such as "hereby," "herein," "hereof," "hereinafter," "hereunder," and "hereto" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. The term "may" is permissive; the terms "shall" and "will" are mandatory, not merely directive. All references to any gender shall be deemed to include both the male and the female, and any reference by number shall be deemed to include both the singular and the plural, as the context may require. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

13.13 No Agency

The Company shall conduct the work to be performed pursuant to this Agreement as an independent contractor and not as an agent of the City.

13.14 Governing Law

This Agreement shall be deemed to be executed in the City of New York, State of New York, and shall be governed in all respects, including validity, interpretation and effect, and construed in accordance with the laws of the State of New York, as applicable to contracts entered into and to be performed entirely within that State.

13.15 Survival of Representations and Warranties

All representations and warranties contained in this Agreement shall survive the Term.

13.16 Delegation of City Rights

The City reserves the right to delegate and redelegate, from time to time and to the extent permitted by law, any of its rights or obligations under this Agreement to any governmental body or organization, or official of any other governmental body or organization, and to revoke any such delegation or redelegation. Any such delegation or redelegation by the City shall be effective upon written notice by the City to the Company of such delegation or redelegation. Upon receipt of such notice by the Company, the Company shall be bound by all terms and conditions of the delegation or redelegation not in conflict with this Agreement. Any such delegation, revocation or redelegation, no matter how often made, shall not be deemed an amendment to this Agreement or require the Company's consent.

13.17 Claims Under Agreement

The City and the Company agree that, except to the extent inconsistent with applicable law, any and all claims asserted by or against the City arising under this Agreement or related thereto shall be heard and determined either in a court of the United States located in New York City ("Federal Court") or in a court of the State of New York located in the City and County of New York ("New York State Court"). To effect this Agreement and intent, the Company agrees that:

(a) If the City initiates any action against the Company in Federal Court or in New York State Court, service of process may be made on the Company as provided in Section 13.20 hereof;

(b) With respect to any action between the City and the Company in New York State Court, the Company hereby expressly waives and relinquishes any rights it might otherwise have (i) to move or dismiss on grounds of forum non conveniens; (ii) to remove to Federal Court outside of the City of New York; and (iii) to move for a change of venue to a court of the State of New York outside New York County;

(c) With respect to any action between the City and the Company in Federal Court, the Company expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York; and

(d) If the Company commences any action against the City in a court located other than in the City and State of New York, then, upon request of the City, the Company shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Company shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in the City of New York. When the Company either gives such consent or dismisses such action, to allow for such reinstitution, the City agrees, where it is able, to waive any statute of limitation, provided the Company has brought such action at least three (3) months prior to the expiration of the statute of limitation and has provided the City with notice pursuant to the Agreement.

13.18 Modification

Except as otherwise provided in this Agreement, any Appendix to this Agreement or applicable law, no provision of this Agreement nor any Appendix to this Agreement shall be amended or otherwise modified, in whole or in part, except by a written instrument, duly executed by the City and the Company, and approved as required by applicable law.

13.19 Maintain Office

The Company agrees to maintain an office in the City of New York throughout the Term of this Agreement. Such office is currently located at: 810 7th Avenue, 29th Floor, New York, New York 10019.

13.20 Service of Process

Process may be served either in person, wherever the Company may be found, or by registered mail addressed to the Company at its office in the City, or as set forth in Section 13.5 of this Agreement, to such other location as the Company may provide to the City in writing, or to the Secretary of State of the State of New York.

13.21 Compliance With Certain City Requirements

The Company agrees to comply in all respects with the City's "MacBride Principles", a copy of which is attached at Appendix H hereto. The Company agrees to comply in all respects with the Local Law 33 of 1997, a copy of which is attached at Appendix I hereto. The Company agrees to comply in all respects with the City's Vendor Information Exchange System, as the same may be amended from time to time.

13.22 Matching Provision

(a) In the event that the City grants, renews or renegotiates one or more franchise(s), agreement(s) or similar authorization(s), for the provision of local, high-capacity telecommunications services or similar services in the Franchise Area, and such franchise(s), agreement(s) or authorization(s) contain provisions imposing lesser obligations on the grantee(s) thereof than are imposed by the provisions of this

Agreement, the Company may at any time petition the City for a modification of this Agreement.

(b) The City shall consider any petition for modification pursuant to Section 13.22(a) hereof, and shall grant such prospective modification(s) to the extent that the City reasonably determines that such modification(s) must be granted in order to ensure fair and equal treatment among the Company and other franchisees, provided that the Company establishes by a preponderance of the evidence each of the following:

(i) that the Company is in compliance with this Agreement and the other franchise(s), agreement(s) or authorization(s) were not granted as a result of the Company's failure to comply, on a timely basis, with the provisions of this Agreement;

(ii) that the other franchise(s), agreement(s) or authorization(s) allow substantially similar services to those offered by the Company under this Agreement;

(iii) that the obligations imposed on the Company under this Agreement, taken as a whole, place the Company at a substantial competitive disadvantage in relation to the obligations imposed on the grantee(s) holders of the other franchise(s), agreement(s) or authorization(s), taken as a whole; and

(iv) that the reason for the City's imposition of or failure to act with respect to a lesser obligation under the other franchise(s), agreement(s) or authorization(s) is not due to the differing nature of the City's regulatory authority with respect to the other communications systems or justified by the relative benefits, in whatever form, received by the City due to the operation of other communications systems.

(c) For the purposes of this Section 13.22, in order to promote fair comparison, to the extent possible all benefits and burdens shall be quantified monetarily.

13.23 Joint Services

Notwithstanding any other provision of this Agreement, in the event the Company provides any Telecommunications Services in conjunction with, in a joint venture with or in any other arrangement with (the "Joint Services") any one or more entities that the City has also authorized to provide local high-capacity telecommunications services (the "Other Franchisees"):

(a) no revenues with respect to Telecommunications Services being provided by such Other Franchisees, other than Joint Services, shall be included in the Company's Gross Revenue, so long as the revenues distributed to or otherwise retained by the Other Franchisees with respect to Joint Services are subject to the terms of such other Franchisees' own agreements with the City; and

(b) only those revenues received by the Company with respect to Joint Services and not distributed to or otherwise retained by the Other Franchisees shall be included in the Company's Gross Revenue, so long as the revenues distributed to or otherwise retained by the Other Franchisees with respect to Joint Services are subject to the terms of such other Franchisees' own agreements with the City.

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[signatures appear on next page]

IN WITNESS WHEREOF, the party of the first part, by its Deputy Mayor, duly authorized by the Charter of the City of New York, has caused the corporate name of said City to be hereunto signed and the corporate seal of said City to be hereunto affixed and the party of the second part, by its officers thereunto duly authorized, has caused its name to be hereunto signed and its seal to be hereunto affixed as of the date and year first above written.

THE CITY OF NEW YORK

By: Joseph J. Lhota
Deputy Mayor

2-29-00
Date

Approved as to form:

Corporation Counsel

Acting Corporation Counsel

METROMEDIA FIBER NETWORK NYC, INC.

By:
Name: NICK TANZI
Title: PRESIDENT

(Seal)
Attest:
City Clerk

APPROVED AS TO FORM

CITY OF NEW YORK)
) ss:
STATE OF NEW YORK)

I, Debra Samuelson, a Notary Public in and for the State of New York, residing therein, duly commissioned and sworn, do hereby certify that Joseph Lhota, Deputy Mayor of the City of New York, party to the above instrument, personally appeared before me in said State on the 29 day of February, 2000, the said Joseph Lhota being personally well known to me and who executed the foregoing instrument and acknowledged to me that he executed the same as his free act and deed in his capacity as Deputy Mayor of the City of New York.

Given under my hand and seal, this 29 day of February, 2000.

Debra Samuelson
Notary Public

My Commission Expires: 2-10-01

DEBRA Z. SAMUELSON
Notary Public, State of New York
No. 02SA5072993
Qualified in Kings County
Commission Expires 2-10-01

CITY OF)
) ss:
STATE OF NEW YORK)

I, Yvette Kitrosser, a Notary Public in and for the State of New York, residing therein, duly commissioned and sworn, do hereby certify that NICK TANZI, party to the above instrument, personally appeared before me in said State on the 16 day of February, 2000, the said President being personally well known to me and who executed the foregoing instrument and acknowledged to me that he executed the same as his free act and deed.

Given under my hand and seal, this 16 day of February, 2000.

Yvette Kitrosser
Notary Public

My Commission Expires:
YVETTE KITROSSER
Notary Public, State of New York
No. 31-5008842
Qualified in New York County
Commission Expires Mar. 1, 2001

APPENDIX A

Franchise area

The franchise area is the City of New York.

APPENDIX C

Initial Backbone

NATIONAL FIBER NETWORK
PHASE 1


BX
MANHN
LAG
QNS
60 HUDSON ST
Jamaica
METROTECH
BKLYN
JFK
TELEPORT
SI
77TH
ST.

APPENDIX B

CONSTRUCTION TERMS, SCHEDULE

I. CONSTRUCTION TERMS

A. Location of Cable

1. The Company shall install all cables in a manner consistent with existing telephone or public utility lines or, if applicable, the facilities of Empire City Subway Company, Ltd. Where such lines or facilities are underground at a particular location (other than on private property), the Company shall install its cable underground, except as otherwise provided in this Agreement or as otherwise approved by the agencies of the City having jurisdiction over such matters. Where either of such lines or facilities are above ground at a particular location, the Company may elect to install its cables above ground.

2. Whenever possible, the Company shall utilize existing telephone or public utility poles, ducts, conduits or other facilities for the installation of Cables.

3. Wherever existing telephone or public utility poles, ducts, conduits, or other facilities cannot accommodate the installation of the Company's cables, or whenever the telephone or public utility company(ies) or Empire City Subway refuse to make available their existing facilities, or construct new facilities, for the installation of the Company's cables, the Company may, consistent with Section 5.3 of this Agreement, install additional facilities (subject to the obligation to obtain all necessary permits from the City's Department of Transportation and or other applicable City agencies (including, without limitation with respect to installation of additional above ground poles or similar facilities, land use review pursuant to Department of City Planning requirements; provided that nothing herein shall be deemed to relieve said utility companies or Empire City Subway of their existing obligation to make available their poles, ducts, conduits, and other facilities for the installation of the System. For purposes of this subsection 3, the term "facilities' shall include, without limitation, facilities providing underground access from the main ducts into each block. The Company acknowledges and agrees that it may not utilize any ducts owned by Consolidated Edison Company of New York, Inc. ("CECONY") or any of its Affiliates for installing Fiber until such time as the City has entered into an agreement with CECONY or its Affiliates with respect to the use of such ducts for installing Fiber or it is otherwise deemed that such ducts may be used for installing Fiber. The City agrees to apply this same obligation to all other telecommunications franchises amended or entered into hereafter, until such time as the City has entered into an agreement with CECONY or its Affiliates.

B. Specific Terms

1. As provided in this Agreement, the Company shall comply with all applicable federal, state and City laws, rules, codes, and other requirements in connection with the construction, operation, repair, upgrade and maintenance of the System.

2. The installation of all cables, wires, or other component parts of the System in any structure shall be undertaken in a manner which does not interfere with the operation of any existing conduit used in connection with such other system.

3. The Company must comply with, and shall ensure that its subcontractors comply with, all rules, regulations and standards of the Department of Transportation. If the construction, upgrade, repair, maintenance or operation of the System does not comply with such rules, regulations and standards, the Company must, at its sole costs, remove and reinstall such cables, wires or other component parts of the System to ensure compliance with such rules, regulations and standards.

4. (a) The Company shall provide, in a format acceptable to the Commissioner, and to the extent different from the requirements set forth in subparagraph (b) below, consistent with industry standards, maps and other information detailing the location of the System installed after the Effective Date in the streets of the City pursuant to this Agreement. The City agrees to apply this same obligation to all other telecommunications franchises amended or entered into hereafter.

(b) As of the Effective Date, the following format is acceptable to the Commissioner:

(i) for any installation where the Company initiated a street cut and installed its own duct and Fiber, all locations of such infrastructure elements must be produced utilizing the City's accurate physical base map (NYCMAP). The submission must be digital - provided on floppy diskette or a CD and the infrastructure elements depicted must be accurate within two feet horizontally and six inches vertically using State Plane Coordinates in the Long Island East Zone NAD 1983/92, NAVD 1988.

(ii) for any installation where the Company uses the ducts of a third party, the Company shall use its best efforts to create maps using such specific source information, datapoints and detail as may have been made available to the Company upon the Company's request from the third party owning the underlying facilities where the System is installed.

(iii) The data, both graphical and attribute, must be formatted so that it can be easily read into an Oracle 8i database. Line styles and symbols must conform to DoITT standards and all data must be structured according to DoITT specifications.

(c) Upon written notice to the Company, the Commissioner may reasonably change the format requirements described in (b) above.

APPENDIX D

Telecommunications Services the franchisee intends (as of the Effective Date) to offer

and

Additional Telecommunications Services authorized to be offered by the franchisee

Telecommunications Services
and/or Telecommunications Systems

The Company intends to construct, operate and maintain a Telecommunications System to provide switching and/or transmission of Telecommunications Services. Examples of such services include telephony or any other dialtone service; data packets; transmissions not generally available to all subscribers (such as automatic teller machine or other multiple address connections); voice or video conferencing; electronic mail; networking of remote facilities; interactive services (such as at-home shopping or banking) that allow transactions or other interactivity between a particular subscriber and either the Company or a third party; connections to the point-of-presence of any interexchange carrier; or, except as set forth in the paragraph immediately following, any other service. The DTE shall be notified pursuant to the Agreement of the commencement of any other service. Interactivity shall include any service which provides the subscriber the capacity to: a) communicate information, instructions or commands to third parties or to computer programs; or b) retrieve stored information, data or other material.

Telecommunications Service shall not include mobile telecommunications service as defined in Resolution No. 985 of the Council of the City of New York passed May 23, 1991, or any service which is a certificated local exchange telephone carrier (as defined by the FCC) is prohibited from providing within its exchange area under federal law.

APPENDIX E

Services to be provided to the City,
and related obligations

National Fiber Network ("NFN") will provide the following to the City:

(1) Twelve (12) dedicated fibers throughout the backbone network.

(2) Six (6) dedicated fiber drops (four fibers per drop) at no cost, to six designated City facilities, at least one in each borough, upon request by the City. The location of such fiber drops shall be made in consultation with the borough presidents.

(3) At the election of the City, but in any event, prior to the completion of the Initial Backbone, provide telecommunications equipment and/or establish a fund for any telecommunications purposes, provided the combined aggregate actual cost of the equipment or services plus the amount of the fund shall not be in excess of one hundred thousand ($100,000) dollars. Expenditures from such fund shall be made by DTE in consultation with the borough presidents.

(4) Overall maintenance of all backbone and colocated laterals as set forth below. Maintenance of City drops which are not colocated shall be treated as additional services pursuant to paragraph (2) of the City-wide provisions as set forth below.

(5) Appropriate space, not to exceed two standard racks, and primary and back-up power in franchisee's switching office or head-end office, as appropriate, for colocation of City's equipment.

(6) Four (4) dedicated fibers within the laterals for City's use.

(7) A dedicated fiber link consisting of twelve (12) fibers between 14-12 Hazen Street on the Rikers Island Complex to the 7th floor data center at the Department of Corrections ("DOC") at 60 Hudson Street. This phase must be completed within six months of the commencement of the construction of the Initial Backbone. In addition, the twelve fiber strands must run from DOC's data center to MFS's fiber distribution point in the building.

(8) Two (2) fully equipped SONET OC-3 fiber optic terminals, and the installation thereof, with the vendor and termination site to be provided by the City. The provision and installation shall include system installation, testing, cutover, operational support and maintenance.

(9) In order to ensure the seamless connectivity of the City's Institutional Network throughout all franchisees' networks, for its part, National Fiber Network shall install a 12 fiber bridge cable from the City dedicated portion of National

Fiber Network's fiber optic backbone loop and fiber optic sub feeder loop networks to the City dedicated portion of other franchisees' backbone and sub-backbone, which backbone and sub-backbone are in close proximity to National Fiber Network's affected facility. National Fiber Network shall cooperate with the City and other franchisees to determine optimal interconnection points to accomplish the above-referenced seamless connectivity goal.

City-wide provisions

(1) Title to fiber facilities described in this Appendix 'E' shall be held by the franchisee for the benefit of the City.

(2) In the event that the City requires any additional services, the franchisees will be required to provide those services to the City at cost (labor and materials) plus 8%.

(3) Notwithstanding the foregoing, the Company must provide reasonable and free engineering, consultation and support services to assist the City in developing the City's fully interconnected I-NET.

Maintenance

(1) Each franchisee will be responsible for maintaining and restoring (in the event of cable damage or failure) the fiber main ring and subsidiary ring and CATV fiber head end interconnect (including colocated lateral drops) supplied to the City. Maintenance of City drops which are not colocated shall be treated as additional services pursuant to paragraph (2) of the City-wide provisions.

(2) Maintenance shall include, at a minimum, fiber cable monitoring, testing and documentation of fiber loss budgets for backbone and lateral drops, update of engineering drawings and documentation and maintenance of any plant installed by the franchisee.

(3) Regarding the maintenance and restoration of any colocated equipment supplied or installed by franchisee, which is owned by franchisee or the City, which such colocated equipment is within the franchisee's head-end, switching node or other location, the franchisee may either: (i) maintain and restore such equipment itself, or (ii) contract with a third party acceptable to the City to conduct such maintenance and restoration work. In either event, the maintenance and restoration of the above-mentioned equipment shall be provided for the duration of the franchise and shall be free of cost to the City.

(4) Each franchisee is required to begin repair of interrupted or degraded service, or to take such other necessary and appropriate measures to ensure service integrity, as soon as reasonably possible upon learning of such interrupted or degraded service or risk to service integrity. Notwithstanding the immediately preceding sentence, subject to the force majeure provision of Section 13.4 of the Agreement, as expeditiously as possible but not later than two hours after notification by the City or another person of such interrupted or degraded service or risk to service integrity, each franchisee shall be required (i) to take such necessary and appropriate measures as are reasonable which would indicate the commencement of the repair of the interrupted or degraded service, or (ii) to take such other necessary and appropriate measures as are reasonable which would ensure service integrity.

(5) Not later than six months after the Effective Date of this Agreement, each franchisee shall provide the City with information indicating franchisee's protocol for maintenance and service restoration and the assurance of service integrity during construction of the Initial Backbone. This information shall include, but not be limited to information regarding escalation procedures, fiber and equipment restoration procedures, and power restoration procedures.

APPENDIX F

Investigations Clause

Post-it® Fax Note 7673 | 1-28 | 3
Aaron Polak
D. Samuelson

APPENDIX E: ADDENDUM 1

Addendum 1 to Appendix E of the Franchise Agreement between the City of New York and National Network, Inc., dated December 20, 1993, as adopted in the resolution of the City of New York Franchise and Concession Review Committee, dated September 10, 1997.

Appendix E continues to read as follows:

> "National Fiber Network, Inc. ("NFN") will provide the following to the City:"

Part (2) of Appendix E currently reads as follows:

> "Six (6) dedicated fiber drops (four fibers per drop) at no cost, to six designated City facilities, at least one in each borough, upon request by the City. The location of such fiber drops shall be made in consultation with the borough presidents.

The following language is added to Part (2) of Appendix E as follows:

> "In addition, provide five (5) dedicated fiber drops (four fibers per drop) to five (5) City facilities, one drop per borough, at no cost to the City, at sites that will be determined by the City in consultation with the borough presidents, commencing no sooner than January 1, 1999, with no more than two (2) drops in any one calendar year, and no site will be located more than one-tenth (1/10) of a mile from MFN's Initial Backbone."

Part (8) of Appendix E currently reads as follows:

> "Two (2) fully equipped SONET OC-3 fiber optic terminals, and the installation thereof, with the vendor and termination site to be provided by the City. The provision and installation shall include system installation, testing, cutover, operational support and maintenance."

The following language is added to Part (8) of Appendix E as follows.

> "In addition, if requested by the City, after January 1, 2000, provide up to two (2) fully equipped SONET OC-3 fiber optic terminals and CODEC equipment, including installation, with the specifications, vendor and termination sites to be provided to the City, and the provision and installation of such terminals and equipment will include equipment installation, testing, integration with existing I-NET, cutover, operational support and maintenance for the useful life of the equipment, or the term of the Franchise Agreement, whichever comes first."

C:\DATA\WPFILES\JIICA\NFN\POVADDI_APP.WPI
August 21, 1997 (10:48am)

INVESTIGATIONS CLAUSE

1.1 The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York ("State") or City of New York ("City") governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

1.2 (a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

1.2 (b) If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in a investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then:

1.3 (a) The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

1.3 (b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 1.5 below without the City incurring any penalty or damages for delay or otherwise.

1.4 The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a) The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(b) The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

1.5 The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a) The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b) The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c) The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d) The effect a penalty may have on a unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

1.6 (a) The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(b) The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(c) The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receive monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

(d) The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

1.7 In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less that three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or things of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the contractor, or affecting the performance of this contract.

APPENDIX G

Ownership and Control of franchisee as of the Effective Date and any approved mortgages, pledges and leases

Appendix G

Ownership and Control of the Franchise
As of the Effective Date and
Approved mortgages, pledges and lease

I. CONTROLLING INTERESTS

Metromedia Fiber Network NYC, Inc., a Delaware corporation (the "Company") is a wholly-owned subsidiary of Metromedia Fiber Network, Inc. (previously known as "National Fiber Network, Inc."), a Delaware corporation ("MFN"). MFN is a publicly traded company (NASDAQ:MFNX). The following persons hold 10% or more interest (direct or indirect) in the Company (not including any Person who purchases 10% or more of MFN's publicly traded stock):

Stephen A. Garofalo
Metromedia Company
Putnam Investments, Inc.

II. APPROVED TRANSFERS

Prior consent of the City will not be required with respect to solely intracorporate reorganizations between or among direct or indirect wholly-owned subsidiaries of MFN, to the extent that any such transaction does not involve a change in Control of the Company. Changes in the percentage of ownership or control of MFN or the Company held by Stephen Garofalo or Metromedia Company will not require additional approval of the City provided that no Person, other than those listed above as holding 10% or more interest in the Company, acquires an interest (direct of indirect) of 10% or more in the Company from Stephen Garofalo or Metromedia Company and so long as the guaranty of MFN submitted to the City remains in effect. Nothing in the preceding sentence will prevent Mr. Garofalo or Metromedia Company from selling his or its shares of MFN on a national securities exchange or NASDAQ or in an underwritten public offering as long as no person acquires more than 10% of the shares of MFN in any such transaction. The Company may pledge or grant a security interest in connection with this Agreement to a lender as provided in Article 9.6 of this Agreement.

APPENDIX H

MacBride Principles

MACBRIDE PRINCIPLES PROVISIONS
FOR NEW YORK CITY CONTRACTORS

ARTICLE I. MACBRIDE PRINCIPLES

NOTICE TO ALL PROSPECTIVE CONTRACTORS

Local Law No. 34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York. The local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of workplace opportunity.

Pursuant to Section 6-115.1, prospective contractors for contracts to provide goods or services involving an expenditure of an amount greater than ten thousand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent, as a material condition of their contract, that any business in Northern Ireland operations conducted by the contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor will be conducted in accordance with the MacBride Principles of nondiscrimination in employment.

Prospective contractors are not required to agree to these conditions. However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this notice and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction of comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate, who may determine, in accordance with applicable law and rules, that it is in the best interest of the city that the contract be awarded to other than the lowest responsible bidder pursuant to Section 313(b)(2) of the City Charter.

In the case of contracts let by other than competitive sealed bidding, if a prospective contractor does not agree to these conditions, no agency, elected official or the Council shall award the contract to that bidder unless the entity seeking to use the goods, services or construction certifies in writing that the contract is necessary for the entity to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price.

PART A

In accordance with Section 6-115.1 of the Administrative Code of the City of New York, the contractor stipulates that such contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any

business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

PART B

For purposes of this section, the following term shall have the following meaning:

"MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:

(1) increase the representation of individuals from underrepresented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2) take steps to promote adequate security for the protection of employees from underrepresented religious groups both at the workplace and while traveling to and from work;

(3) ban provocative religious or political emblems from the workplace;

(4) publicly advertise all Job openings and make special recruitment efforts to attract applicants from underrepresented religious groups;

(5) establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7) develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade ad improve the skills of workers from underrepresented religious groups;

(8) establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for further advancement; and

(9) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

ARTICLE II. ENFORCEMENT OF ARTICLE I.

The contractor agrees that the covenants and representations in Article I above are material conditions to this contract. In the event the contracting entity receives information that the contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the contractor an opportunity to

respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

LOCAL LAW No. 33

Int. 647-A

Approved May 30, 1997 effective July 14, 1997

To amend the New York City Charter in relation to the depositing of city funds in banks doing business in Burma, and to amend the administrative code of the city of New York in relation to city contracts with entities that do business in Burma.

Be it enacted by the Council as follows:

Section 1. **Declaration of Legislative findings and intent.** In 1990, after a free election in Burma in which Nobel Peace Prize winner Aung Sam Suu Kyi's National League for Democracy (NLD) won 80% of the Parliamentary seats, the State Law and Order Restoration Council (SLORC) arrested, murdered and exiled such elected members of the NLD and annulled the election. Aung San Suu Kyi was placed under house-arrest. Since then, thousands of civilians have been killed, arrested, tortured or forced out of Burma as a result of brutal government repression. The SLORC has conducted extensive military operations against ethnic groups within Burma. Additionally, the SLORC has refused to implement recommendations adopted by the United Nations General Assembly in December, 1993 and the United Nations Human Rights Commission in March, 1994.

The United States has already imposed a ban on new U.S. investment in Burma, suspended all economic and military aid to Burma, imposed an arms embargo against the country, ended some low tariffs that had applied to its products and blocked the international Monetary Fund and the World Bank from making loans to Burma.

The system of oppression by the SLORC is illegal and contrary to international laws and covenants. It being morally repugnant to the citizens of the City of New York and the New York City Council, the City of New York as an expression of moral outrage at the SLORC's continuing human rights violations in Burma does hereby set forth a municipal policy restricting its business with banks and companies doing business in Burma.

§2. Section 1253 of the New York City charter is amended by adding a new subdivision 3, to read as follows:

3. The commissioner of finance, in consultation with agency heads, shall by rule establish criteria by which to evaluate whether banks are using the means at their disposal to comply with the embargo on trade and financial transactions with Burma and any other sanctions imposed by the United States government with regard to Burma, including but not limited to:

a. withdrawal of operations from Burma;

b. the denial of loans, letters of credit and other correspondent banking services to Burmese entities;

c. restrictions on the rescheduling of loans owed by Burmese entities, and on conversion of outstanding loans to instruments having longer maturity dates; and

d. divestiture of outstanding debt owed by Burmese entities.

The commissioner shall, after offering banks designated pursuant to section fifteen hundred twenty-four and the public an opportunity to be heard, classify such banks according to such criteria and publish notice of such classification in the City Record. The commissioner may

at any time, upon the request of a bank or at his or her own initiative and after offering the public and the bank an opportunity to be heard, change the classification of a bank and publish notice of such change. The failure of a bank to provide information requested by the commissioner for the purposes of this subdivision shall be grounds for the commissioner to lower the classification of the bank. When choosing among banks offering comparable services at a comparable cost, city agencies shall, in a manner consistent with guidelines established by the commissioner of finance, seek to deposit or invest funds at, and obtain services from, the available banks that have received the highest classification.

§3. Section 1524 of such charter is amended by adding a new subparagraph 3 of subdivision 2, to read as follows:

(3) it does not provide the following services, either directly or through a subsidiary or agent, to the Government of Burma: (a) advertising or otherwise promoting the sale, outside of Burma, coins minted in Burma, (b) underwriting securities of the Government of Burma, or (c) making loans to the Government of Burma.

§4. Title 6 of the administrative code of the city of New York is amended by adding thereto a new section 6-115 to read as follows:

a. With respect to contracts described in subdivisions b and c of this section, and in accordance with such provisions, no city agency shall contract for the supply of goods, services or construction with any person who does not agree to stipulate to the following as material conditions of the contract if there is another person who will contract to supply goods, services or construction of comparable quality at a comparable price:

(1) That the contractor and its affiliates shall not during the term of such contract sell or agree to sell goods or services to Burma, the Government of Burma, or to any entity owned or controlled by the Government of Burma; and

(2) In the case of a contract to supply goods, that none of the goods to be supplied to the city originated in Burma.

(3) The contractor and its affiliates do not do business in Burma or the contractor and its affiliates are actively engaged in the withdrawal of their operations from Burma and will have completed such withdrawal in six months, provided, however, that any such company that has withdrawn or is so engaged in withdrawing its operations from Burma that maintains a presence in Burma after such six month period solely for the purpose of liquidating its business shall not be ineligible for that reason to make the certification provided for in this paragraph.

(4) (a) It shall not make new investments in Burma.

(b) If at any time during the course of the contract the contractor acquires an entity which is doing business in Burma, the contractor shall initiate withdrawal of its acquisition's operations from Burma.

(c) It shall not enter into any new agreement with a Burmese entity allowing the use of its trademark, copyright or patent by such entity.

(5) In the case of a contract to supply motor vehicles, heavy equipment, electronic data processing equipment and software, copying machines or petroleum products, the contractor will, in addition to providing the certification described in this section with respect to itself and its affiliates, certify or provide a certification to the contracting agency from the manufacturer or refiner of the product to be supplied to the city that such manufacturer or refiner of the product to be supplied to the city that such manufacturer or refiner and its affiliates are in compliance with the terms set forth in this subdivision and subdivision d of this section. The commissioner of the department of citywide administrative services shall consider whether to designate other

goods supplied to the city to be subject to the provisions of this paragraph, and by rule so designate any such goods as he or she determine appropriate based upon considerations including information that one or more manufacturers of such goods or affiliates of such manufacturers have not withdrawn operations from Burma, the effects on the city's procurement process, including the opportunities of small, minority and women owned business enterprises to compete for such contracts, and the recommendations of other agency heads.

(6) For the purposes of this subdivision, an entity shall be considered to have withdrawn its operations from Burma if:

(a) it does not maintain any office, plant or employee in Burma other than for the following purposes: (i) the activities of religious, educational or charitable organizations; (ii) activities intended to promote the exchange of information, including the publication or sale of newspapers, magazines, books, films, television programming, photographs, microfilm, microfiche, and similar materials; (iii) the gathering or dissemination of information by news media organizations; and (iv) the providing of telecommunications and mail services not involving the sale or leasing of equipment;

(b) it has no investments in Burma; and

(c) it does not provide goods or services to any Burmese entity pursuant to any non-equity agreement.

(7) The provisions of paragraphs four and six of this subdivision concerning investments, agreements concerning trademarks, copyrights and patents, and non-equity agreements shall not apply to the ownership or agreements with entities engaged in activities described in clauses, i, ii, iii and iv of subparagraph a of paragraph six.

(8) Notwithstanding the provisions of this section a city agency may purchase medical supplies intended to preserve or prolong life or to cure, prevent, or ameliorate diseases, including hospital, nutritional, diagnostic, pharmaceutical and non-prescription products specifically manufactured to satisfy identified health care needs, or for which there is no medical substitute. The determination of whether no medical substitute exists shall be made by the city agency requiring the supply, pursuant to general standards of good medical and professional practice. The city agency shall give notice to the city chief procurement officer in writing, certifying compliance with this exemption, said notice and certification being sufficient to allow the purchase of medical supplies under this exemption.

To the extent that a person doing business in Burma is providing only medical supplies, as described hereinabove, to persons in Burma, then the supply of goods or equipment to the city by said person shall also be exempt from the requirements of this section. This exemption from the requirements of this section shall not apply in any case in which the nature of any person's business dealings in Burma include both medical and non-medical supplies.

(9) For the purposes of this subdivision:

(a) "Affiliates" of a contractor means the parent company of the contractor, and any subsidiaries of the parent company, and any subsidiaries of the contractor.

(b) "Parent company" shall mean an entity that directly controls the contractor.

(c) "Subsidiary" shall mean an entity that is controlled directly or indirectly through one or more intermediaries, by a contractor or the contractor's parent company.

(d) "Control" shall mean holding five percent or more of the outstanding voting securities of a corporation, or having an interest of five percent or more in any other entity.

(e) "Entity" shall mean a sole proprietorship, partnership, association, joint venture, company, corporation or any other form of doing business.

(f) "Burmese entity" shall mean an entity organized in Burma, or a branch or office in Burma of an entity that is domiciled or organized outside Burma.

(g) "Investment" shall mean the beneficial ownership or control or a controlling interest in a Burmese entity, but shall not include the purchase of securities of a Burmese entity for a customer's account.

(h) "Non-equity agreement" shall mean a license, franchise, distribution or other written agreement pursuant to which an entity provides management, maintenance, or training services directly to a Burmese entity, or supplies goods directly to a Burmese entity for distribution by such Burmese entity, or for use as component parts in the manufacture of other goods by such Burmese entity. In addition, a non-equity agreement shall mean an original equipment manufacturer agreement, as defined pursuant to rules promulgated by the commissioner of the department of citywide administrative services, for equipment sold by a manufacturer of computers, copiers, or telecommunication equipment, which provides for or authorizes the sale of such equipment alone or part of a finished product, to a Burmese entity. Such commissioner shall consider whether to designate other equipment to be subject to this provision regarding original equipment manufacturer agreements, and by rule to so designate any such equipment as he or she determines appropriate based upon considerations including the effects on the city's procurement process, including the opportunities of small, minority and women owned business enterprises to compete for such city contracts.

b. In the case of contracts subject to competitive sealed bidding pursuant to section three hundred thirteen of the charter, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in subdivision a of this section and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction of comparable quality, the contracting agency shall refer such bids to the mayor or such other official as may exercise such power pursuant to section three hundred ten of the charter, who, in accordance with subdivision b of section three hundred thirteen of the charter may determine that it is in the best interest of the city that the contract shall be awarded to other than the lowest responsible bidder.

c. In the case of contracts for goods, services or construction involving an expenditure of an amount greater than the amounts established pursuant to subdivisions b and c of section three hundred fourteen of the charter, the contracting agency shall not award to a proposed contractor who has not agreed to stipulate to the conditions set forth in subdivision a of this section unless the head of the agency seeking to use the goods, services or construction determines that the goods, services or construction supplied by such person are necessary for the agency to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price. Such determination shall be made in writing and shall be forwarded to the procurement policy board and the agency designated by the mayor pursuant to subdivision j of this section, and published in the City Record.

d. No city agency shall enter into a contract for an amount in excess of the amounts established pursuant to subdivisions b and c of section three hundred fourteen of the charter with any proposed contractor who does not agree to stipulate as a material condition of the contract that such entity and its affiliates have not within the twelve months prior to the award of such contract violated, and shall not during the period of such contract violate the provisions of section 138 of the U.S. customs and trade act of 1990 or any other sanctions imposed by the United States government with regard to Burma.

e. Upon receiving information that a contractor, manufacturer or refiner who has agreed to the conditions set forth in subdivision a of this section is in violation thereof, the contracting agency shall review such information and offer the contractor and such other entity an opportunity to respond. If the contracting agency finds that a violation of such conditions has occurred, or if a final determination has been made by the commerce department or any other agency of the United States or a finding has been made by a court that any such entity has violated any provision of section 138 of the U.S. customs and trade act of 1990 or any other sanctions imposed by the United States government with regard to Burma, the contracting agency shall take such actions as may be appropriate and provided by law, rule or contract, including but not limited to imposing sanctions, seeking compliance, recovering damages and declaring the contractor in default. The mayor shall designate an agency to maintain records of actions taken in such cases.

f. As used in this section the term "contract" shall not include contracts with governmental and non-profit organizations, contracts awarded pursuant to the emergency procurement procedure set forth in section three hundred fifteen of the charter, or contracts, resolutions, indentures, declarations of trust, or other instruments authorizing or relating to the authorization, issuance, award, sale or purchase of bonds, certificates of indebtness, notes or other fiscal obligations of the city, provided that agencies, shall consider the policies of this law when selecting a consultant to provide financial or legal advice, and when selecting managing underwriters in connection with such activities.

g. The provisions of this section shall not apply to contracts for which the city receives funds administered by the United States department of transportation, except to the extent congress has directed that the department of transportation, not to withhold funds from states and localities that implement Burmese embargo policies, or to the extent that such funds are not otherwise withheld by the department of transportation.

h. The department of the citywide administrative services and any other agency or agencies designated by the mayor shall conduct a study to develop recommendations concerning the application of the policies set forth in this section to procurement of goods, services or construction for amounts less than or equal to the amounts established pursuant to subdivisions b and c of section three hundred fourteen of this charter, and shall, on or before January first, nineteen hundred and ninety-seven, submit a report to the mayor and the council containing such recommendations.

i. Nothing in this section shall be construed to limit the authority of a contracting agency or any official authorized by the charter to approve the selection of a contractor from taking into account, in making a determination to select or approve the selection of a contractor, in a manner consistent with applicable law and rules, any information concerning any direct or indirect relationship an entity may have related to business activities in Burma.

j. (1) The mayor shall designate an agency or agencies to collect information concerning entities doing business in Burma and to maintain records of contractors which have or have not agreed to the conditions set forth in subdivision a of this section. In october of each year, beginning in nineteen hundred and ninety-seven, such agency or agencies shall submit a report to the mayor and the council setting forth information concerning contractors that have and have not agreed to such terms during the previous fiscal year, and the circumstances under which any contract subject to this section was awarded to a contractor who did not agree to such terms. The agency shall also report at such time on the efforts of public and quasi-public entities operating in the city to implement the Burmese embargo policies.

(2) the mayor shall designate an agency to collect information concerning whether entities withdrawing from Burma have given or agreed to give advance notification to their Burmese employees and representative trade unions (or other representative employee organizations if there are no appropriate unions) of the planned termination of investment not less than six months prior to such termination, and have engaged or agreed to engage in good faith negotiations with such representative unions or organizations regarding the terms of such termination, including but not limited to pension benefits; relocation of employees; continuation of existing union recognition agreements; severance pay; and acquisition of the terminated business or its assets by representative trade unions, union-sponsored workers trusts, other representative worker organizations or employees. Such agency shall inform such entities of, and offer them an opportunity to respond to, any such information it collects. In October of each year, beginning in nineteen hundred ninety-seven, such agency shall submit a report to the mayor and the council on the information collected pursuant to this subdivision.

§5. If any provision of this local law or application thereof is held invalid, the remainder of this local law and the application thereof to the other persons or circumstances shall not be affected by such holding and shall remain in full force and effect.

§6. No bank shall be denied designation pursuant to section three of this local law because of any action taken prior to the effective date of this local law.

§7. This local law shall take effect forty-five days after its adoption and shall apply to contracts for which a request for bids or proposals is issued on and after the effective date.

* * *

APPENDIX J

Resolution of the Franchise and Concession Review Committee

RESOLUTION

FRANCHISE AND CONCESSION REVIEW COMMITTEE
CITY OF NEW YORK
February 9, 2000
(Cal. No. 3)

WHEREAS, National Fiber Network, Inc. ("NFN") was granted a franchise for the use and installation of fiber optic cable and associated equipment in the City's streets in connection with the provision of local high-capacity telecommunications services ("Broadband") on December 20, 1993, which agreement was subsequently transferred to Metromedia Fiber Network NYC, Inc. ("MFN"); and

WHEREAS, MFN has petitioned the New York City Department of Information Technology and Telecommunications ("DoITT") for an amended and restated franchise agreement containing terms and conditions consistent with other Broadband franchises; and

WHEREAS, DoITT has completed its environmental review of the proposed franchise pursuant to the New York State Environmental Quality Act ("SEQRA") (Section 8-0101 *et seq.* Of the New York State Environment Conservation Law), the SEQRA regulations set forth as Part 617 of Title 6 of the New York Code of Rules and Regulations, and the City Environmental Quality Review ("CEQR") process (Chapter 5 of Title 62 and Chapter 6 of Title 43 of the Rules of the City of New York), and has determined that this action is properly classified as a "Type II" action thereunder; and

WHEREAS, DoITT has reviewed the amended and restated agreement, and has determined that such agreement is satisfactory; and

WHEREAS, this Committee held a Joint Public Hearing regarding the above-described franchise on February 7, 2000 (Cal. No. 3) and said Hearing was closed on that date; and

WHEREAS, the Committee has determined that its consent to its approval of the above-described amended and restated franchise agreement can be granted.

APPENDIX I

LOCAL LAW 33

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re METROMEDIA FIBER NETWORK, INC., et al., Debtors.	Chapter 11 Case Nos. 02-22736 (ASH) through 02-22742 (ASH); 02-22744 (ASH) through 02-22746 (ASH); 02-22749 (ASH); 02-22751 through 02-22754 (ASH) (Jointly Administered)

STIPULATION, AGREEMENT AND ORDER BY AND AMONG THE REORGANIZED DEBTORS AND THE NEW YORK CITY DEPARTMENT OF INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS CONCERNING FRANCHISE AGREEMENT

WHEREAS, on May 20, 2002 (the "Commencement Date"), Metromedia Fiber Network, Inc. and certain of its reorganized debtor-subsidiaries[1] (each a "Reorganized Debtor" and collectively, the "Reorganized Debtors") each filed a voluntary petition for relief (collectively, the "Bankruptcy Case") under chapter 11 of title 11 of the United States Bankruptcy Code, as amended (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Court"); and

WHEREAS, on August 21, 2003, this Court entered that certain Order Confirming the Debtors' Second Amended Plan of Reorganization (the "Plan"), dated July 2, 2003 (the "Confirmation Order") and the Plan became effective on September 8, 2003 (the "Effective Date"); and

[1] The subsidiaries who have filed chapter 11 petitions are: Metromedia Fiber Network Services, Inc., AboveNet Communications, Inc., SiteSmith Inc., PAIX.net, Inc., Metromedia Fiber Network of Illinois, Inc., MFN Purchasing, Inc., Metromedia Fiber Network of New Jersey, Inc., MFN of Utah, L.L.C., MFN of Virginia, L.L.C., Metromedia Fiber National Network, Inc., Metromedia Fiber Network International, Inc., MFN International, L.L.C., MFN Japan Backhaul, Inc., and MFN Europe Financing, Inc.

WHEREAS, on or about February 28, 2000, prior to the Reorganized Debtors' filing of their Bankruptcy Case, Metromedia Fiber Network Services, Inc. ("MFN") entered into an Amended and Restated Franchise Agreement with the New York City Department of Information Technology and Telecommunications ("DoITT"), on behalf of the City of New York, for local high-capacity telecommunications services (the "Franchise Agreement"), and

WHEREAS, pursuant to the Franchise Agreement, DoITT granted MFN a nonexclusive franchise, for a period of fifteen (15) years from the original date of the Franchise Agreement (1993) to install, operate and maintain certain cable, wire, fiber optic telecommunications cable or other comparable transmission medium, as well as related equipment and facilities on, over, and under the City's property to be used for the purpose of providing telecommunications services; and

WHEREAS, pursuant to Section 7.1.1(a) of the Franchise Agreement, MFN had to pay DoITT certain franchise fees (the "Franchise Fees") to be calculated based on, inter alia, MFN's annual gross revenues; and

WHEREAS, certain legal issues have arisen between the Reorganized Debtors and DoITT concerning the methodology and process employed by the Franchise Agreement, as well as the computation and amount of the Franchise Fees, pursuant to Section 7.1.1(a) of the Franchise Agreement; and

WHEREAS, DoITT filed a proof of claim (No. 1851) (the "DoITT Claim") against the Reorganized Debtors in the Bankruptcy Case in the amount of $450,285.00 on account of the Reorganized Debtors' alleged pre-Petition defaults under the Franchise Agreement; and

WHEREAS, the Reorganized Debtors made certain voluntary payments to DoITT post-Petition in the aggregate total of $134,783.71; and

WHEREAS, pursuant to that certain *Motion for an Order Authorizing the Debtors to Assume and Assign to the Reorganized Entities Certain Executory Right of Way Agreements in Connection with the Debtors' Plan of Reorganization* (Docket No. 1875), the Reorganized Debtors assumed the Franchise Agreement in connection with the confirmation of the Plan (the "Assumption Order") (Docket No. 1997) with both parties having reserved their rights with respect to the cure amount associated with the assumption of the Franchise Agreement and the DoITT Claim; and

WHEREAS, by the Fifteenth Omnibus Objection dated May 7, 2004 (Docket No. 2528) (the "Fifteenth Omnibus Objection") and scheduled for a hearing on June 23, 2004, the Reorganized Debtors objected to the DoITT Claim, listed on Exhibit C to the Objection. The Fifteenth Omnibus Objection, and DoITT's corresponding time to respond, was subsequently adjourned to July 28, 2004; and

WHEREAS, pending litigation exists both in this Court and in other fora concerning similar legal issues pertaining to other contracts between the Reorganized Debtors and/or the City and other contract parties, and while the parties hereto reserve their rights with respect to the outcomes of those pending litigations, they agree that it is not their intent that the outcomes of such pending litigation shall in any way affect the terms of this Stipulation, Agreement and Order.

NOW THEREFORE, in consideration of the foregoing and to avoid the uncertainty and expense of additional litigation in this Court relating to the Reorganized Debtors' alleged defaults under the Franchise Agreement, the legality and enforceability of Section 7.1.1(a) of the

Franchise Agreement and/or the amount and methodology for computing the Franchise Fees thereunder,

IT IS HEREBY STIPULATED AND AGREED (the "Stipulation"), by and among the DoITT and the Reorganized Debtors, by and through their counsel of record herein, as follows:

1. The DoITT Claim shall be reduced and thereafter allowed as a Class 7 Unsecured Claim in the amount of $225,000.00, which amount shall represent the total cure amount (the "Cure Amount") due DoITT pursuant to Section 365(b)(1)(A) of the Bankruptcy Code for the Debtors' assumption of the Franchise Agreement as of the Effective Date pursuant to the Plan, as contemplated by the Assumption Order.

2. The Cure Amount shall be paid in a lump sum, in cash, within twenty (20) business days of the date an Order of this Court approving this Stipulation becomes final and non-appealable. The check shall be made payable to DoITT and shall be forwarded to the New York City Law Department, Attn. Gabriela P. Cacuci, Esq.

3. Effective January 1, 2004, through the expiration of the Franchise Agreement in year 2008, the Debtors shall pay DoITT the amount of $750,000.00 per year (the "Contribution Amount"), payable in four equal installments of $187,500.00 within forty-five (45) days of the end of each quarter, in lieu of the Franchise Fees contemplated by Section 7.1.1(a) of the Franchise Agreement, subject only to the provisions set forth below.

4. For the year 2004, the Debtors shall be credited all amounts paid DoITT post-Petition, including the sum of $134,000.00 paid on or about May 15, 2004 for the first quarter of 2004, against the annual Contribution Amount described in paragraph 3 above, for year 2004. Thus, the total remaining amount due and payable with respect to Paragraph 3 above for year 2004 (in addition to, and not in lieu of, the Cure Amount) shall be $516,000.00, which

shall be payable in three equal installments of $172,000.00 on August 15, 2004, November 15, 2004, and February 15, 2005.

5. So long as the Reorganized Debtors make the annual Contribution Amount, DoITT agrees not to treat the Reorganized Debtors as in default, or to assert that they are in default, of their obligations under Section 7.1.1(a) of the Franchise Agreement.

6. Except as set forth in paragraphs 3 through 5 above, the Franchise Agreement shall remain enforceable in accordance with its terms and shall not be deemed modified, changed or amended by this Stipulation.

7. Except as set forth in paragraph 6 above with respect to the Franchise Agreement, the Stipulation contains the entire understanding of the parties hereto with respect to the subject matter herein and supersedes any prior written or oral agreements with respect thereto.

8. This Stipulation may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and it shall constitute proof of this Stipulation to present any copy, copies or facsimiles signed by the Parties hereto to be charged.

9. This Stipulation can only be amended or otherwise modified by a signed writing executed by each of the parties.

10. Each person who executes this Stipulation represents that he or she is duly authorized to execute this Stipulation on behalf of the respective parties hereto and that each such party has full knowledge and has consented to this Stipulation.

11. This Stipulation shall be null and void and of no further force and effect absent approval thereof by the Bankruptcy Court.

12. This Stipulation and the terms and conditions contained herein shall inure to the benefit of, and shall be binding on, the parties hereto and their successors and assigns.

13. The Bankruptcy Court shall retain jurisdiction over the terms and conditions of this Stipulation and any interpretation or enforcement thereof.

[*this section intentionally left blank*]

KRONISH LIEB WEINER & HELLMAN LLP

By: /s/ Lawrence C. Gottlieb
Lawrence C. Gottlieb (LG 2565)
Jeffrey L. Cohen (JC 2556)

1114 Avenue of the Americas
New York, NY 10036
(212) 479-6000
(212) 479-6275 (fax)

Attorneys for the Reorganized Debtors

- and -

NEW YORK CITY DEPARTMENT OF INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS

By: /s/ Gabriela P. Cacuci
Gabriela P. Cacuci (GC 4791)

MICHAEL A. CARDOZO
Corporation Counsel of the City of New York
Attorney for the New York City Department of Finance
100 Church Street, Room 5-223
New York, New York 10007
(212) 788-0688
(212) 788-0937 (fax)

Dated: New York, New York
July 6, 2004

SO APPROVED AND ORDERED this 12th day of July, 2004.

/s/ Adlai S. Hardin, Jr.
The Honorable Adlai S. Hardin, Jr.
United States Bankruptcy Judge